UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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American International Group, Inc.

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AMERICAN INTERNATIONAL GROUP, INC.
70 Pine Street, New York, N.Y. 10270

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 17, 2006

April 5, 2006

To the Shareholders of
   AMERICAN INTERNATIONAL GROUP, INC.:

      The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. (“AIG”) will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Wednesday, May 17, 2006, at 11:00 a.m., for the following purposes:

1.	To elect 15 directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG's independent registered public accounting firm for 2006;

3.	To act upon a proposal to adopt an Executive Incentive Plan; and

4.	To transact any other business that may properly come before the meeting.

      Shareholders of record at the close of business on March 24, 2006 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

By Order of the Board of Directors
KATHLEEN E. SHANNON
Secretary

      If you plan on attending the meeting, please remember to bring photo identification with you. If you cannot be present at the meeting, please sign the enclosed proxy card and return it at once in the accompanying postage prepaid envelope or vote your shares by telephone or over the Internet.

AMERICAN INTERNATIONAL GROUP, INC.
70 Pine Street, New York, N.Y. 10270

PROXY STATEMENT

April 5, 2006

      The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation (“AIG”), to be held on May 17, 2006, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the ratification of the selection of PricewaterhouseCoopers LLP as AIG's independent registered public accounting firm for 2006, for the adoption of an Executive Incentive Plan, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting. These proxy materials are being mailed to shareholders of AIG commencing on or about April 5, 2006.

      Only shareholders of record at the close of business on March 24, 2006 will be entitled to vote at the Annual Meeting. On that date, 2,597,416,775 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share (“AIG Common Stock”), were outstanding, each such share of AIG Common Stock having one vote.

      Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting. With respect to the election of directors, any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote. With respect to the ratification of the selection of PricewaterhouseCoopers LLP as AIG's independent registered public accounting firm and adoption of an Executive Incentive Plan, a broker non-vote will have no impact on the vote while an abstention will effectively be treated as a vote against the proposal.

ELECTION OF DIRECTORS

      Fifteen directors are to be elected at the meeting to hold office until the next annual election and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. All of the nominees, other than James F. Orr III, are currently members of your Board of Directors. M. Bernard Aidinoff, William S. Cohen and Carla A. Hills are not standing for reelection. Donald P. Kanak resigned from the Board of Directors in January 2006. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Although directors will be elected by a plurality of the votes cast, AIG has adopted a new corporate goverance guideline that requires any director receiving more votes “withheld” than “for” election to submit his or her resignation to the Nominating and Corporate Governance Committee for consideration. The nominees and certain information supplied by them to AIG are as follows:

PEI-YUAN CHIA Director since 1996	Retired Vice Chairman, Citicorp and Citibank, N.A. Age 67

MARSHALL A. COHEN Director since 1992	Counsel, Cassels Brock & Blackwell (Barristers and Solicitors); Former President and Chief Executive Officer, The Molson Companies
Limited
Age 71
Director,* Barrick Gold Corporation
              Collins & Aikman Corporation
              Lafarge North America Inc.
              Metaldyne Corporation
              TD AMERITRADE Holding Corporation
              TriMas Corporation
* Mr. Cohen has made a commitment to AIG that, in accordance with AIG's Corporate Governance Guidelines, he will reduce the number of public company boards on which he serves as director (other than AIG) to no more than four by the end of 2006.

MARTIN S. FELDSTEIN Director since 1987	Professor of Economics, Harvard University; President and Chief Executive Officer, National Bureau of Economic Research (a nonprofit economic research center)
Age 66
Director, Eli Lilly and Company
HCA Inc.

ELLEN V. FUTTER Director since 1999	President, American Museum of Natural History Age 56 Director, Consolidated Edison, Inc. (also serves as Trustee of Consolidated Edison Company of New York, Inc.) JPMorgan Chase & Co. Viacom Inc.

STEPHEN L. HAMMERMAN Director since 2005	Senior Special Counsel, Clifford Chance LLP (Attorneys); Former Deputy Commissioner of Legal Matters, New York City Police Department; Former Vice Chairman, Merrill Lynch & Co., Inc. Age 67

RICHARD C. HOLBROOKE Director since 2001	Vice Chairman, Perseus LLC (merchant bank and private equity fund management company); Former United States Ambassador to the United Nations; Former Vice Chairman, Credit Suisse First Boston
Age 64
Director, Quebecor World Inc.

FRED H. LANGHAMMER Elected January 18, 2006	Chairman, Global Affairs and Former Chief Executive Officer, The Estée Lauder Companies Inc. Age 62 Director, Shinsei Bank, Limited The Walt Disney Company

GEORGE L. MILES, JR. Director since 2005	President and Chief Executive Officer, WQED Multimedia; Former Executive Vice President and Chief Operating Officer, Thirteen/WNET New York
Age 64
Director, Equitable Resources, Inc.
             Harley-Davidson, Inc.
WESCO International, Inc.

MORRIS W. OFFIT Director since 2005	Co-Chief Executive Officer, Offit Hall Capital Management LLC (a wealth management advisory firm); Founder and Former Chief Executive Officer, OFFITBANK (a private bank) Age 69

JAMES F. ORR III	Chairman of the Board of Trustees, The Rockefeller Foundation
Age 62
Director, Mellon Financial Corporation*
             Nashua Corporation
             The Stride Rite Corporation
* Mr. Orr has informed Mellon Financial Corporation that he will not stand for reelection at Mellon's April 2006 annual meeting.

MARTIN J. SULLIVAN Director since 2002	President and Chief Executive Officer, AIG Age 51 Director, International Lease Finance Corporation and Transatlantic Holdings, Inc., (“Transatlantic”), subsidiaries of AIG

MICHAEL H. SUTTON Elected October 21, 2005	Independent Consultant; Former Chief Accountant of the United States Securities and Exchange Commission Age 65 Director, Allegheny Energy, Inc. Krispy Kreme Doughnuts, Inc.

EDMUND S.W. TSE Director since 1996	Senior Vice Chairman—Life Insurance, AIG Age 68

ROBERT B. WILLUMSTAD Elected January 18, 2006	Former President and Chief Operating Officer, Citigroup Inc. Age 60 Director, Mastercard International

FRANK G. ZARB Elected Interim Chairman, April 21, 2005 Director since 2001	Senior Advisor, Hellman & Friedman LLC (private equity investment firm); Former Chairman and Chief Executive Officer, National Association of Securities Dealers, Inc. and The Nasdaq Stock Market, Inc.
Age 71
Director, FPL Group, Inc.*
*Mr. Zarb has informed FPL Group, Inc. that he will not stand for reelection at FPL's 2006 annual meeting.

      The principal occupation or affiliation of the nominees is shown above. Messrs. Sullivan and Tse have been executive officers of AIG for more than five years. Except as noted below, each other director has occupied an executive position with the company or organization listed above for at least five years. Mr. Hammerman served as Deputy Commissioner of Legal Matters for the New York City Police Department from 2002 through 2004. Prior to that, he was employed by Merrill Lynch & Co., Inc. from 1978 to 2002, with his final position being Vice Chairman. Mr. Holbrooke served as United States Ambassador to the United Nations from 1999 to 2001. Mr. Offit served as Chief Executive Officer of Offit Associates Inc. from 1983 to 2001. During that time, Mr. Offit founded Offitbank, which merged into Wachovia Bank in 1999.

CORPORATE GOVERNANCE

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Overview

      The role of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members and recommend these individuals to the Board for nomination as members of the Board and its committees, advise the Board on corporate governance matters and oversee the evaluation of the Board. During 2005, the Committee concluded that it needed to identify additional independent directors and develop and adopt corporate governance initiatives that foster transparency and clear communication with stakeholders, promote high ethical standards and financial reporting integrity and assist management in establishing an appropriate internal control environment. The primary objective of the Nominating and Corporate Governance Committee since the beginning of 2005 has been to ensure the effective functioning of AIG's Board of Directors.

      In July 2005, Arthur Levitt, a former Chairman of the Securities and Exchange Commission, was named a special advisor to the Board of Directors and the Committee. Mr. Levitt has worked closely with the Committee advising on corporate governance initiatives and possible independent director nominees. In November 2005, the Board of Directors elected Eric N. Litzky as Vice President-Corporate Governance and named Mr. Litzky Special Counsel and Secretary to the Board of Directors. The Committee believes this newly created position facilitates adoption and implementation of corporate governance initiatives.

Committee Organization and Operation

      Committee Charter. The Committee's charter is attached as Appendix B and is available on AIG's corporate website at www.aigcorporate.com. As the Committee examined corporate governance initiatives and evaluated its participation in these initiatives, the Committee made a determination to amend its charter in early 2006 to reflect the following additional responsibilities:

•	Shareholder Proposals. The Committee will review shareholder proposals, will report to the Board on the number, substance and status of proposals submitted by shareholders and will make recommendations to the Board for action. This will include reconsideration by the Committee of any shareholder proposal that was not supported by the Board but received approval of a majority of the votes cast.

•	Director Resignations. The Committee will also make recommendations to the Board on action to be taken in response to the tender of resignation by a director in the circumstances required by AIG's amended Corporate Governance Guidelines described below.

      The Committee also was involved with and made recommendations to each of the Public Policy and Social Responsibility Committee and the Regulatory, Compliance and Legal Committee to adopt a charter and to all standing committees of the Board to make changes to their respective charters. These charters and amendments have been adopted by the Board on the recommendation of the Committee.

      Composition and independence. The composition of the Committee changed over the year, with the addition of two new independent directors, Messrs. Miles and Offit. The following table lists the members of the Committee before and after AIG's 2005 annual meeting of shareholders:

Before August 2005 Annual Meeting	After August 2005 Annual Meeting
M. Bernard Aidinoff (Chairman)	M. Bernard Aidinoff (Chairman)
Marshall A. Cohen	Marshall A. Cohen
Carla A. Hills	Carla A. Hills
Frank G. Zarb	George L. Miles, Jr.
Morris W. Offit

Prior to assuming the role of Interim Chairman of AIG's Board of Directors in April 2005, Mr. Zarb was a member of the Committee. As Interim Chairman, Mr. Zarb continues to serve as an ex officio member of the Committee.

      The Board of Directors has determined that each member of the Committee is independent, as required by NYSE listing standards.

      Conduct of meetings and governance process. During 2005, the Committee held nine meetings. In discussing governance initiatives and in preparation for meetings, the Committee Chairman and Mr. Litzky met and consulted frequently with Mr. Levitt, Mr. Zarb and other Committee and Board members.

Board Membership and Composition

      At the beginning of 2005, the Board was composed of fifteen directors. Throughout 2005 and the beginning of 2006, several directors retired or announced that they did not intend to stand for reelection at the 2006 annual meeting of shareholders. The Committee nominated, and the Board elected, four new independent directors in 2005 and two new independent directors in 2006. The Committee believes the depth of experience and breadth of expertise of the new Board members complements the composition of the existing Board and appropriately balances the need for new perspectives with the value of continuity and expertise about AIG's complex businesses.

      The Committee evaluated and recommended to the Board of Directors the fifteen director nominees standing for election at the 2006 annual meeting, based on the criteria set forth in AIG's amended Corporate Governance Guidelines. This includes the Committee's recommendation, and the Board's approval, of Mr. Orr as an additional independent director nominee for election at the 2006 annual meeting. A description of the nominees recommended by the Committee and the process for identification of those director nominees that are standing for election for the first time is provided below under the caption “Committees—Nominating and Corporate Governance Committee.”

      Independence. The Board of Directors, on the recommendation of the Committee, determined that each of AIG's thirteen non-management directors is independent within the meaning of the NYSE listing standards. Mr. Sullivan, who serves as Chief Executive Officer, and Mr. Tse, who serves as Senior Vice Chairman-Life Insurance, are the only directors who hold AIG management positions and therefore are not independent directors.

By-Laws and Corporate Governance Guidelines

      There have been a number of key corporate governance measures adopted by the Board on the recommendation of the Committee. These measures have been reflected primarily through amendments to AIG's by-laws and Corporate Governance Guidelines.

      Role of Chairman. The Committee undertook an evaluation of governance practices relating to the role of the Chairman. The Committee then recommended, and the Board adopted, the following measures that relate to the role of Chairman:

•	Separate Chairman and CEO. In 2005, the Board adopted amendments to its by-laws and Corporate Governance Guidelines to provide for a non-executive Chairman of the Board. These amendments also reflect the Committee's recommendation that the Chairman of the Board should be an independent director. In order to provide guidance about the separate and independent roles of Chairman and Chief Executive Officer, the Committee developed a description of the general duties of the Chairman.

•	Review of Chairman and Recommended Term Limit. The Corporate Governance Guidelines also provide that the selection of the Chairman will be reviewed annually. In connection with this review, the Committee will conduct an independent evaluation of the Chairman. Under normal circumstances, the Committee does not believe that the same individual should serve as non-executive Chairman for more than five years.

      Board of Directors. The Committee recommended, and the Board adopted, the following amendments to the Corporate Governance Guidelines relating to the composition of the Board:

•	Recommended Board Size. A guideline was adopted that, given the size and complexity of the businesses in which AIG is engaged, as well as the value of diversity of experience and views among Board members, the Board believes that it will be desirable over time to have a Board of between 14 and 16 members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other circumstances).

•	Majority Voting for Directors. A guideline was adopted that requires director nominees in uncontested elections who receive a greater number of votes “withheld” than “for” election to tender their resignations for consideration by the Committee. The Committee will recommend to the Board the action to be taken with respect to a resignation. The guideline also requires AIG to disclose publicly each such resignation and the related action taken by the Board.

•	Mandatory Retirement. A guideline was adopted that no director may stand for election to the Board after reaching the age of 73. The guideline gives the Board, on the recommendation of the Committee, the ability to waive the limitation for any director for a period of one year if deemed to be in the best interests of AIG.

•	Former CEO. A guideline was adopted that a former Chief Executive Officer of AIG cannot serve as a director.

•	Change in Occupation. A guideline was adopted that requires a director to submit his or her resignation to the Committee upon a change in the director's principal occupation, other than for retirement. The Committee will consider whether the resignation should be accepted and recommend action to the Board.

•	Other Directorships. Given the significant demands on time and conflicts and legal issues that may be presented by service on multiple boards, a guideline was adopted that directors should generally not serve on the boards of more than four other public companies and the Chief Executive Officer should not serve on the board of more than one other public company. For purposes of this guideline, directorships at AIG subsidiaries or companies in which AIG has a significant equity interest are not taken into consideration.

      Director independence. In June 2005, the Committee recommended, and the Board adopted, changes in Corporate Governance Guidelines to reflect that at least two-thirds of the directors should be “independent” under NYSE listing standards. Currently fifteen of AIG's seventeen directors are independent and thirteen of the fifteen directors standing for election at the 2006 annual meeting are independent. In addition, at the recommendation of the Committee, the Board modified the existing independence standards with respect to directors. In particular, the standards significantly lower the threshold for the relationships and transactions with charitable organizations that will be considered immaterial for purposes of the NYSE standards. Under the new standard, the Board needs to consider whether a relationship is material if a director is affiliated with a charitable organization that receives contributions from AIG in excess of $200,000 during any calendar year (not taking into account gifts made under the AIG Matching Grants Program).

      Board Meetings and Processes. At the Committee's recommendation, a guideline was adopted that increases the minimum number of regularly scheduled board meetings each year from four to six and requires an executive session of the independent directors in connection with each regularly scheduled Board meeting. In addition, to ensure dedicated commitment to Board service, a guideline was adopted on the Committee's recommendation that any director who, for two consecutive calendar years, attends fewer than 75 percent of the regular meetings of the Board and meetings of the committees of which such director is a voting member, will not be nominated for reelection at the next annual meeting, absent special circumstances that may be taken into account by the Committee in making recommendations to the Board.

      Committee Composition. The Committee also recommended amendments to the Corporate Governance Guidelines to provide for greater committee oversight and independence. Four of the most significant changes adopted by the Board are:

•	Independence. As required by the NYSE listing standards, each member of the Audit Committee, the Compensation Committee and the Committee is an “independent” director as defined under the NYSE listing standards. A new guideline also provides that each other standing committee of the Board will have a majority of “independent” directors as defined under the NYSE listing standards.

•	Financial Expertise. A majority of the members of the Audit Committee will be “Audit Committee Financial Experts” as defined under the SEC rules. This “majority” guideline goes further than the SEC requirement that the Board make the audit committee financial expert determination only for “at least one” audit committee member.

•	Composition. The Committee will make recommendations to the Board with regard to the composition of the committees of the Board.

•	Committee Chairmen Term Limit. Although there are no fixed term limits for membership on any committee, the Board believes that rotation of members and chairmen is desirable. A director generally should serve as the chairman of the same committee for not less than three consecutive years and for not more than five years. This guideline balances the Board's belief that rotation is desirable with the importance of continuity of leadership.

      Shareholder Nominees. In recognition of the importance of soliciting shareholder views on director candidates, the Committee recommended, and the Board adopted, a guideline that requires the Committee to give appropriate consideration to Director nominees proposed by shareholders. The guideline also provides information to shareholders about submitting nominees for the Committee's consideration.

      Charitable Giving Guidelines. AIG, and its subsidiaries, make charitable gifts in the ordinary course of their business to charities, including foundations, endowments, trusts, charitable organizations and groups, cultural and educational institutions and others. The Committee recommended, and the Board adopted, four guidelines relating to any gifts:

•	Furtherance of Business Interests. Gifts are made in furtherance of AIG's business interests, including the enhancement of AIG's reputation and its standing in the communities where it operates.

•	Reports. Management will provide the Public Policy and Social Responsibility Committee with quarterly reports on all charitable gifts aggregating $100,000 or more (not taking into account gifts made under the AIG Matching Grants Program) within the current calendar year to a given institution and will provide an annual report with respect to those gifts that will be made publicly available.

•	Notice to the Committee. Management will inform the Committee before making any proposed gift that would aggregate $100,000 or more (not taking into account gifts made under the AIG Matching Grants Program) within any calendar year to an institution of which an AIG director serves as a director, advisory director (or in a similar capacity) or executive officer.

•	Solicitation. Directors will not directly solicit gifts from AIG (including any of its subsidiaries) to or on behalf of any institution of which a director serves as a director, advisory director (or in a similar capacity) or executive officer.

      Political Contributions. AIG and its subsidiaries make political contributions in the ordinary course of their business in furtherance of AIG's business interests. The Committee recommended, and the Board adopted, guidelines that require management to provide the Public Policy and Social Responsibility Committee a report, at least annually, with respect to all political contributions and require the Public Policy and Social Responsibility Committee to report to the Board on its review of management's report.

Code of Conduct and Compliance

      In connection with AIG's commitment to set an appropriate control environment, AIG now requires that all employees complete formal ethics training developed and monitored by AIG Corporate Compliance. AIG has implemented a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and requires all members of the Board, executive officers and senior financial officers to confirm that they adhere to the stated principles and procedures set forth in that Code.

Conclusion

      During 2005 and to date in 2006, the Committee has made significant strides in strengthening the independence of the Board of Directors and in recommending and overseeing management's implementation of governance measures. The Committee plans to continue to explore further initiatives to keep AIG in the forefront of good corporate governance in 2006.

Nominating and Corporate Governance Committee
American International Group, Inc.

M. Bernard Aidinoff, Chairman
Marshall A. Cohen
Carla A. Hills
George L. Miles, Jr.
Morris W. Offit
Frank G. Zarb, ex officio

GOVERNANCE

      As discussed in the Report of the Nominating and Corporate Governance Committee, AIG's Board made significant changes in 2005 and 2006 to AIG's Corporate Governance Guidelines, which are included as Appendix A to this Proxy Statement. All of AIG's corporate governance materials, including the Corporate Governance Guidelines and Committee charters, are published in the Corporate Governance section of AIG's corporate website at www.aigcorporate.com and are available, without charge, in print by writing to American International Group, Inc., 70 Pine Street, New York, New York 10270, Attention: Investor Relations.

      AIG's Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, charters and practices from time to time. The charters of the Nominating and Corporate Governance Committee, the Compensation Committee, the Audit Committee, the Public Policy and Social Responsibility Committee and the Regulatory, Compliance and Legal Committee, which were most recently amended in 2006, are available in the Corporate Governance section of www.aigcorporate.com and are included as Appendices B, C, D, E and F, respectively.

      AIG also has a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and a Code of Conduct for employees, which are available, without charge, through the Corporate Governance section of www.aigcorporate.com or in print by writing to American International Group, Inc., 70 Pine Street, New York, New York 10270, Attention: Investor Relations. Any amendment to AIG's Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and any waiver applicable to AIG's directors, executive officers or senior financial officers will be posted on AIG's website within the time period required by the Securities and Exchange Commission (“SEC”) and the NYSE.

      Using the current Director Independence Standards, which are included in the Corporate Governance Guidelines appended to this Proxy Statement, the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined that Ms. Futter and Messrs. Chia, Cohen, Feldstein, Hammerman, Holbrooke, Langhammer, Miles, Offit, Orr, Sutton, Willumstad and Zarb are independent under NYSE listing standards and AIG's independence standards.

      In making the independence determinations, the review of the Nominating and Corporate Governance Committee and the Board included the employment and other business relationships of each director. The Nominating and Corporate Governance Committee also considered relationships arising from each director's affiliation with charitable organizations that receive contributions from AIG.

      In March 2006, Mr. Hammerman became Senior Special Counsel to the law firm of Clifford Chance LLP, which in 2005 provided legal services to AIG and its subsidiaries, receiving normal fees for services rendered. Mr. Hammerman has advised the Nominating and Corporate Governance Committee and the Board that he does not participate in the profits of Clifford Chance LLP and that no part of his compensation as Senior Special Counsel is or will be based in any way on the amount of services provided by Clifford Chance LLP to AIG or the fees received by Clifford Chance LLP from AIG.

      In 2005, AIG made payments totaling $539,743 to the Asia Society, of which Mr. Holbrooke is chairman of the board of directors, for membership fees, sponsorship costs and general contributions. In addition, to date in 2006, AIG has made a payment of $500,000 for sponsorship costs and has made a commitment for an additional $500,000 to be paid in 2006 to the Asia Society. Under AIG's categorical standards for director independence that are used to assist the Board in making independence determinations, the Board must consider the materiality of any contributions for a calendar year made to a charitable organization of which a director is affiliated if the contributions exceed $200,000. The Board, on the recommendation of the Nominating and Corporate Governance Committee, considered the payments to the Asia Society and determined that they do not impair Mr. Holbrooke's independence. In making this determination, the Nominating and Corporate Governance Committee and the Board evaluated all facts they considered relevant, including that Mr. Holbrooke does not serve as an executive officer and does not receive compensation from the Asia Society, that he did not solicit the payments and that, given the significance of AIG's operations in Asia, the Board and AIG management believe that the payments to the Asia Society will enhance AIG's reputation and standing in Asia.

      There were 11 meetings of the Board during 2005. The non-management directors meet in executive session, without any management directors present, either before or after each regularly scheduled Board meeting. Mr. Zarb presides at these executive sessions. For 2005 and 2004, all of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served. Under AIG's Corporate Governance Guidelines, any director who, for two consecutive calendar years, attended fewer than 75 percent of the regular meetings of the Board and the meetings of all committees of which such director is a voting member, will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Nominating and Corporate Governance Committee in making its recommendations to the Board.

      AIG has adopted policies on reporting of concerns regarding accounting and other matters and on communicating with non-management directors, which are available in the Corporate Governance section of www.aigcorporate.com.

COMMITTEES

Audit Committee

      The Audit Committee, which held 21 meetings during 2005, assists the Board's oversight of AIG's financial statements and compliance with legal and regulatory requirements, the qualifications and performance of AIG's independent registered public accounting firm and the performance of AIG's internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of AIG's independent registered public accounting firm. In its oversight role of AIG's internal audit function, the Audit Committee also is involved in performance reviews of, and determining compensation for, the chief internal auditor.

      Prior to his retirement in August 2005, Mr. Frank J. Hoenemeyer was chairman of the Audit Committee. On the recommendation of the Nominating and Corporate Governance Committee, Mr. Offit was named chairman of the Audit Committee after Mr. Hoenemeyer's retirement from the Board at the 2005 annual meeting. Messrs. Aidinoff, Miles, Offit and Sutton and Mrs. Hills are the current members of the Audit Committee. Messrs. Miles and Offit joined the Audit Committee on May 18, 2005 and Mr. Sutton joined the Audit Committee on October 20, 2005.

      The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent under both NYSE listing standards and SEC rules. The Board has also determined that all members of the Audit Committee are financially literate, as defined by NYSE listing standards, and that a majority of the members of the Committee are audit committee financial experts, as defined by SEC rules. For purposes of SEC rules, the Board of Directors has designated Mr. Offit the named audit committee financial expert and, on the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Offit has accounting or related financial management expertise, as defined by NYSE listing standards. Although designated as an audit committee financial expert, Mr. Offit does not act as an accountant for AIG and, under SEC rules, is not an “expert” for purposes of the liability provisions of the Securities Act of 1933, as amended (the “Securities Act”), or for any other purpose. Mr. Offit does not have any responsibilities or obligations in addition to those of the other Audit Committee members; all Audit Committee members have the identical duties and responsibilities.

Nominating and Corporate Governance Committee

      Mr. Aidinoff chairs the Nominating and Corporate Governance Committee, which held nine meetings in 2005 and which also includes Messrs. Marshall Cohen, Miles and Offit and Mrs. Hills. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent under NYSE listing standards. The primary purposes of the Nominating and Corporate Governance Committee are to review and recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees, advise the Board on corporate governance and oversee the evaluation of the Board and its committees.

      In October 2005, the Nominating and Corporate Governance Committee nominated Mr. Sutton to serve as a director, and the Board accepted the recommendation and elected him as a director on October 20, 2005. Mr. Sutton was initially identified as a potential nominee by Arthur Levitt, a special advisor to the Board of Directors and the Nominating and Corporate Governance Committee. In January 2006, the Nominating and Corporate Governance Committtee nominated Messrs. Langhammer and Willumstad to serve as directors, and on January 18, 2006, the Board accepted the recommendation and elected them as directors. Messrs. Langhammer and Willumstad were initially identified as potential nominees by AIG's independent directors. In March 2006, the Nominating and Corporate Governance Committtee nominated Mr. Orr to stand for election by shareholders as a director, and on March 15, 2006, the Board accepted the nomination and included Mr. Orr as a nominee for election as a director. Mr. Orr was initially identified as a potential nominee by Mr. Levitt.

      In nominating Mr. Marshall Cohen to stand for election, the Nominating and Corporate Governance Committee and Board considered that Mr. Cohen currently serves as director on more public company boards of directors than the standard provided by AIG's Corporate Governance Guidelines. Mr. Cohen has committed to reduce the number of public company boards on which he serves as director (other than AIG) to no more than four by the end of 2006 in accordance with AIG's Corporate Governance Guidelines. Given this commitment and Mr. Cohen's significant contributions and high quality service to AIG, the Nominating and Corporate Governance Committee and the Board are recommending Mr. Cohen for reelection.

      The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. The Corporate Governance Guidelines include the characteristics that the Nominating and Corporate Governance Committee considers important for nominees for director and information for shareholders with respect to nominations. The Nominating and Corporate Governance Committee will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2007 annual meeting may do so by submitting in writing such nominees' names, in compliance with the procedures described under “Shareholder Proposals For 2007 Annual Meeting” in this Proxy Statement.

Compensation Committee

      The Compensation Committee, which held 13 meetings during 2005, oversees the administration of AIG's compensation programs, establishes the compensation of the Chief Executive Officer and makes recommendations with respect to compensation programs applicable to senior executives and other employee compensation. The Committee is also responsible for oversight of AIG's management development and succession planning programs. Messrs. Aidinoff, Chia, Marshall Cohen and Feldstein are the current members of the Compensation Committee, with Mr. Cohen serving as the Chairman. The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Compensation Committee are independent under NYSE listing standards.

Other Committees

      The Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries, held eight meetings during 2005. Messrs. Feldstein, Holbrooke, Offit, Sullivan and Willumstad are the current members of the Finance Committee, which is chaired by Mr. Sullivan.

      On April 21, 2005, the Board established two new committees: the Public Policy and Social Responsibility Committee and the Regulatory, Compliance and Legal Committee.

      The Public Policy and Social Responsibility Committee is responsible for reviewing the position and policies of AIG that relate to current and emerging corporate social responsibility and political and public policy issues of significance to AIG, that may affect AIG's business operations, performance or corporate reputation. The Public Policy and Social Responsibility Committee met twice in 2005 and currently consists of Messrs. Holbrooke, who serves as chairman, William Cohen, Feldstein and Miles. The Committee's charter is attached as Appendix E.

      The principal purpose of the Regulatory, Compliance and Legal Committee is to assist the Board in its oversight of AIG's legal, regulatory and compliance matters. The Regulatory, Compliance and Legal Committee met five times during 2005 and the current members are Messrs. Hammerman, who serves as chairman, Aidinoff and Marshall Cohen and Ms. Futter. The Committee's charter is attached as Appendix F.

      Mr. Zarb, in his capacity as Interim Chairman, serves as an ex officio member of each of the committees of the Board.

      AIG historically had an Executive Committee, which acted on behalf of the Board between Board meetings. In March 2006, after consideration of both the increased frequency of regularly scheduled Board meetings and best practices in corporate governance, the Nominating and Corporate Governance Committee recommended, and the Board approved, discontinuing the Executive Committee.

COMPENSATION OF DIRECTORS

2005 Compensation

      The following table summarizes the compensation received by each non-management director of AIG who served as a director during 2005.

Non-Management Director Compensation for 2005

	Cash Compensation		Equity Compensation
Name	Retainer(1)	Other Fees(2)	Shares Granted(3)	Options Granted(4)
M. Bernard Aidinoff	$61,250	$102,000	500	2500
Pei-yuan Chia	50,000	61,500	500	2500
Marshall A. Cohen	57,500	123,500	500	2500
William S. Cohen	46,250	36,000	500	2500
Martin S. Feldstein	50,000	48,000	500	2500
Ellen V. Futter	47,500	36,000	500	2500
Stephen L. Hammerman	43,750	95,750	500	2500
Carla A. Hills	51,250	66,000	500	2500
Frank J. Hoenemeyer	45,000	66,000	375	2500
Richard C. Holbrooke	51,250	37,500	500	2500
George L. Miles, Jr.	38,750	86,750	375	2500
Morris W. Offit	42,500	47,250	375	2500
Michael H. Sutton	11,250	6,000	125	2500
Frank G. Zarb	67,500	102,000	500	2500

(1)	Represents a $40,000 annual retainer for Board service and an additional $5,000 annual retainer per committee. Payments are made quarterly commencing with the first quarter of service.

(2)	Directors received $1,500 for each Board and committee meeting attended. For Mr. Marshall Cohen, the amount includes a fee of $35,000 for service on the special litigation committee established in 2002. This fee was paid to Mr. Cohen in early 2006 primarily for service during 2005. Mr. Hoenemeyer served on this special litigation committee until his retirement at AIG's 2005 annual meeting of shareholders. For each of Messrs. Hammerman and Miles, the amount includes fees of $50,000 for service on the special litigation committee established in 2005. Descriptions of the 2002 and 2005 special litigation committees are contained under “Special Litigation Committees” below. For each of Messrs. Hammerman, Miles and Offit, the amount includes fees for service on a special committee on indemnification established in 2005. A description of this committee is contained under “Special Committee on Indemnification” below.

(3)	Receipt of all shares granted to non-management directors is deferred until retirement from the Board, pursuant to the AIG Director Stock Plan. In connection with his retirement, Mr. Hoenemeyer's 375 shares were issued on September 1, 2005, with a value of $22,256.

(4)	Under the AIG Amended and Restated 1999 Stock Option Plan, non-management directors receive annually an option, which vests after one year and is exercisable for nine years thereafter, to purchase 2,500 shares of AIG Common Stock at an option price equal to the fair market value of AIG Common Stock on the date of the grant, which is the date of the annual meeting of shareholders.

2006 Compensation

      In 2005, on the recommendation of the Nominating and Corporate Governance Committee, the Board reviewed its director compensation practices and determined to change the compensation structure for its non-management directors. Beginning in 2006, each non-management director of AIG receives director's fees of $75,000 per year, but no longer receives a fee for each Board meeting attended. An annual retainer of $5,000 is paid to each member of each committee of the Board, other than the committee chairmen. Members of each committee also receive $1,500 for each committee meeting attended. In addition, the chairman of the Audit Committee receives a retainer of $25,000 per year, and the chairmen of the other committees receive retainers of $15,000 per year. The Chairman of the Board receives an additional retainer of $150,000 per year but does not receive committee annual retainers or committee meeting attendance fees as an ex officio member of all standing committees. Directors who are not employees of AIG or its subsidiaries are granted 1000 shares of AIG Common Stock annually, receipt of which is deferred until retirement from the Board, pursuant to the AIG Director Stock Plan. In addition, under the AIG Amended and Restated 1999 Stock Option Plan, non-management directors continue to receive annually an option to purchase 2,500 shares of AIG Common Stock.

Special Litigation Committees

      In response to two unrelated derivative actions filed against AIG, which are described in AIG's 2005 Annual Report on Form 10-K, AIG's Board of Directors appointed special litigation committees of independent directors to review the matters asserted in the complaints. The first special litigation committee was established in 2002. Messrs. Marshall Cohen and Sutton are the current members, with Mr. Sutton joining in October 2005. The second special litigation committee was established in 2005 and Messrs. Hammerman and Miles are the current members. Fees for these special litigation committees are set by the Board and may be reviewed and adjusted by the Board if the amount of work is greater than anticipated.

Special Committee on Indemnification

      During 2005, Messrs. Hammerman, Offit and Miles served as members of the Special Committee on Indemnification, which authorized the necessary actions to allow AIG to pay in advance of the final disposition of any action, suit or proceeding the expenses (including attorneys' fees) incurred by the other non-management directors in accordance with the provisions of Section 145 of the General Corporation Law of the State of Delaware.

Service for AIG subsidiaries

      Certain non-management directors also serve as directors of various subsidiaries of AIG and receive fees for meeting attendance.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

      Last year presented unprecedented challenges for AIG, its Board and management team. The Committee's significant activity was a response to this environment.

      Beginning in March 2005, the Committee took immediate steps to retain AIG's senior executives and to provide continuity in compensation opportunities. The Committee believed it was crucial to establish a transitional compensation framework to promote management focus on both the near-term legal and regulatory challenges and the long-term goal of continuing the growth of AIG's core businesses.

      The Committee also determined to establish a new, on-going compensation framework over the year and directed senior management to evaluate AIG's existing arrangements and provide the Committee with recommendations. As a result, the Committee has substantially revised AIG's compensation programs. The new programs represent a simplified, performance-based compensation framework that is centralized under the Committee's oversight and that is designed to retain the positive aspects of prior arrangements.

      To provide advice in this process, the Committee selected Frederic W. Cook & Co. as its independent advisor. The Committee also received the advice of outside counsel to AIG and the independent directors of the Board in evaluating and implementing the steps it has taken since March 2005.

2005 Transitional Compensation Framework

      The 2005 transitional compensation framework introduced five major elements:

•	Employment agreements and executive severance plan

•	Assurance as to obligations of Starr International Company, Inc. (“SICO”) and C.V. Starr & Co., Inc. (“Starr”)

•	2005-2006 Deferred Compensation Profit Participation Plan

•	Mid-year grants of options and restricted stock units

•	2005 Senior Partners Plan

      The emphasis of this framework was management retention and recruitment and compensation continuity. During 2005, no member of AIG's new senior executive team departed. Through the date of this proxy statement, only one senior executive has departed and he did not join a competitor, and one senior executive has retired.

      Employment agreements and executive severance plan. In March 2005, Mr. Sullivan was promoted to AIG President and Chief Executive Officer, Mr. Kanak was promoted to AIG Executive Vice Chairman and Chief Operating Officer and Mr. Bensinger was promoted to AIG Executive Vice President and Chief Financial Officer.

      In connection with these promotions, the Committee negotiated an employment agreement with each executive. These agreements have fixed, three-year terms and provide for assurances as to position and responsibility, the structure of future compensation and, in specified circumstances, severance payments. In light of the circumstances, the Committee also believed it was important to restrict the executives' ability to compete with AIG on any separation during the next three years, and the agreements contain non-competition and non-solicitation covenants.

      The Committee also established an executive severance plan that provides severance payments and benefits to a group of AIG's executives. This plan has the same three-year term as the employment agreements. Severance under the plan is subject to continued compliance with non-competition and non-solicitation covenants, among other conditions.

      Assurance as to obligations of SICO and Starr. Historically, SICO and Starr provided compensation, benefits and, in the case of Starr, investment opportunities, to AIG employees. As part of its transitional framework, the Compensation Committee took steps to protect the interests of AIG's current employees with respect to these benefits and investments. AIG agreed, subject to conditions, to:

•	make any payment or delivery of AIG stock that is not promptly made with respect to the benefits accrued by current employees of AIG and its subsidiaries under historic SICO compensation plans and

•	make any purchase or redemption payment to the extent not promptly made by Starr to current employees of AIG and its subsidiaries under Starr's organizational documents.

      The SICO assurance provides additional retention incentives and reduces employee concern on this issue. In early 2006, Starr completed tender offers for all Starr interests from AIG executives. As a result, no AIG employee currently holds any Starr interests and AIG's assurance obligations with respect to Starr interests have therefore been extinguished.

      2005-2006 Deferred Compensation Profit Participation Plan. The Committee adopted a 2005-2006 Deferred Compensation Profit Participation Plan that provides equity-based compensation to more than 700 key AIG employees, including senior executive officers.

      The 2005-2006 DCPPP was modeled on plans provided by SICO for the benefit of AIG employees from 1975 through 2004. The SICO plans had two-year award terms and provided SICO's board of directors with the discretion to “contingently allocate” AIG shares to participating executives based on the growth in AIG's earnings per share during the award period and the book value of AIG stock at the end of the period. Shares contingently allocated under the historic SICO plans to AIG's senior executives are generally delivered only on retirement after reaching age 65.

      Although SICO had advised AIG employees of their levels of participation in a 2005-2006 SICO plan in late 2004, SICO did not ultimately adopt that plan. To provide compensation continuity, the Committee established the 2005-2006 DCPPP. After a review of the participation levels originally announced by SICO, the Committee provided identical participation levels in the 2005-2006 DCPPP with only limited exceptions.

      The 2005-2006 DCPPP will contingently allocate a fixed number of shares to each participant if AIG's cumulative adjusted earnings per share for 2005 and 2006 exceed that for 2003 and 2004. Although the majority of shares contingently allocated to senior executives will be delivered only on retirement after age 65, the 2005-2006 DCPPP does provide for early delivery of a portion of the contingently allocated shares in 2008, 2010 and 2015. The early delivery enhances the perceived value of these awards to AIG senior executives and is designed to assist in retention. Shares delivered under the 2005-2006 DCPPP will be issued pursuant to AIG's existing Amended and Restated 2002 Stock Incentive Plan.

      The 2005-2006 DCPPP is administered and funded by AIG, with no involvement by SICO.

      Mid-year grants of options and restricted stock units. The Committee traditionally makes determinations with respect to stock option and restricted stock unit (RSU) grants for most employees as part of the year-end review process. In September 2005, management recommended, and the Committee determined, that an additional equity grant should be made to employees, including executive officers, to assist in retention and to provide a direct incentive for employees to focus on shareholder value during this time. Options, none of which were incentive options, vest over four years. Restricted stock units vest at the end of four years. The year-end option grants for Messrs. Sullivan, Kanak and Bensinger under their employment agreements took into account these mid-year grants.

      2005 Senior Partners Plan. The Committee adopted a 2005 Senior Partners Plan that provides deferred cash compensation to select key employees, including senior executives.

      Each unit awarded under the plan represents the right to receive $2,200 promptly after January 1, 2011, so long as the participant's employment with AIG is not terminated for any reason before that time. The 2005 Senior Partners Plan is part of AIG's efforts to provide replacements for the investment opportunity, and related retention benefits, previously provided by Starr. Although Starr has repurchased all of its interests held by AIG executives, the repurchase price did not take into account any increase in Starr's adjusted book value in 2005. Grants under the 2005 Senior Partners Plan provide an AIG-funded replacement for this 2005 value.

On-Going Compensation Framework

      The Committee has established a new compensation framework for senior executives that will apply beginning in 2006. The new performance-driven framework is designed to attract, motivate and retain key executives and support an effective control environment. The Committee's philosophy for effecting this goal was to:

•	Centralize administration and control over individual compensation components

•	Foster an owner/management culture through a partnership compensation approach that recognizes career milestones and provides senior management accountability for a variety of company-wide strategic goals

•	Align the long-term economic interests of executives with shareholders by ensuring that a substantial portion of each executive's compensation and net worth is represented by non-transferable AIG stock

•	Create strong retention incentives through extended vesting periods, while recognizing that some interim liquidity enhances the effectiveness of compensation components

•	Promote transparency and fairness in compensation decisions by relating a significant portion of each executive's compensation to pre-established, objective performance measures

      The on-going compensation framework for senior AIG executives will consist of the following five elements:

•	Base salary

•	Annual cash bonuses

•	Time-vested grants of options or RSUs

•	Performance RSUs granted under a new Partners Plan, based on two-year growth in earnings per share

•	Deferred cash awards granted under a new Senior Partners Plan, based on three-year growth in adjusted book value per share

      Three of the five compensation elements will be long-term performance-based compensation. The Committee believes that multiple long-term elements will work to emphasize the multiple performance measures senior executives need to address in order to deliver shareholder value. The value of time-vested equity awards reflects stock performance. The Partners Plan will reflect a combination of income statement performance and stock performance, while the Senior Partners Plan reflects balance sheet performance and is not affected by stock market risk. The three elements also provide a hierarchy of reward opportunities that match key points in career growth, with executives progressing from participation in time-vested equity awards, to a “Partner” level and, for select key executives, to a “Senior Partner” level.

      Base salary. Senior AIG executives receive a relatively small portion of their overall compensation as base salary. The Committee intends to position base salary at the market median, with a percentile range from 25 to 75 based on demonstrated performance, responsibilities, tenure (including historic salary levels) and individual experience.

      Annual cash bonuses. Annual cash bonuses are intended to reward business unit and individual performance during the year. Under the new framework, an annual bonus pool for corporate executives is established at the beginning of each year based on individual bonus targets. The annual pool will be adjusted by the Committee at year-end based on overall AIG results relative to the current year's performance objectives, last year's performance, market conditions and estimated performance of competitor firms. Total annual bonuses to participating executives generally will be limited by the amount of this pool and will be based on an assessment of business unit performance and individual performance and on the individual's target for the year.

      Historically, AIG has paid quarterly bonuses that are based primarily on prior individual performance. For participants in the 2005-2006 DCPPP, the new compensation framework continues this program and updates it to reflect compensation opportunities previously provided by SICO and Starr. The amount of these quarterly bonuses is considered in awarding year-end bonuses, and new executives will not participate in the quarterly bonus program.

      Time-vested grants of options or RSUs. AIG will continue its practice of providing long-term equity-based compensation through time-vested grants to key employees, including executives participating in the Partners Plan and the Senior Partners Plan. However, this year the Committee reevaluated the continuing use of options in light of shifting market practices. When the new framework is fully established, time-vested equity awards will be predominantly in the form of RSUs that will vest at the end of four years. Option grants generally will be limited to Senior Partners and other key executives. The options will continue to have four-year pro-rata vesting. The Committee is in the process of developing individual grant guidelines.

      Partners Plan awards. The 2005-2006 DCPPP will be followed by a new Partners Plan. The Committee will grant participants in the plan (referred to as Partners) performance RSUs each year. The number of RSUs ultimately earned by a Partner will depend on growth in adjusted earnings per share over a two-year performance period relative to pre-established goals and will range from zero to 150 percent. Earned RSUs will vest in three equal installments promptly after the fourth, eighth and twelfth anniversaries of the first day of the performance period. The extended vesting period is designed to align the long-term economic interests of Partners with AIG shareholders and promote Partner retention. The Committee is in the process of developing individual grant guidelines, which are expected to take into account 2005-2006 DCPPP participation.

      Senior Partners Plan awards. The 2005 Senior Partners Plan will be followed by an on-going Senior Partners Plan. The Committee has granted participants in the plan (referred to as Senior Partners) Senior Partner Units that determine their share of an aggregate incentive pool. The aggregate incentive pool for each year is based on a weighted average of the growth in AIG's adjusted book value over a three-year period. Initially, up to 0.85 percent of the yearly growth is available for pools under the Senior Partners Plan. The dollar value of each Senior Partner Unit will be deferred and will be paid in three equal installments promptly after the fourth, eighth and twelfth anniversaries of the beginning of the final year of a performance period. The Senior Partners Plan provides long-term incentive compensation based on factors that are not share-price related.

      The Senior Partners will also participate in the Partners Plan and therefore will be aligned with the Partners in achieving the performance targets of that plan. In addition, the Senior Partners Plan will not fund for any year in which the Partners Plan does not meet its minimum threshold requirements. As a result, there will not be a year in which Senior Partners accrue compensation under the Senior Partners Plan, but Partners do not earn RSUs under the Partners Plan. Participation in the Senior Partners Plan is evaluated each year based on the Senior Partner's level of performance and accountability. However, the Committee does not expect substantial year-to-year variability in a Senior Partner's level of participation.

      Executive Incentive Plan. The Committee has also recommended that the shareholders adopt an Executive Incentive Plan that will establish an overall formula for maximum performance awards that can be delivered to senior executives from all plans and permit the deductibility by AIG of payments over $1 million. Under this EIP, each participating executive's yearly maximum performance compensation is first determined based on AIG's after-tax income for the year. The Committee may then reduce a participant's performance compensation to an amount that is less than the formula amount.

      In the new compensation framework, the Committee will operate the annual bonus, Partners Plan and Senior Partners Plan compensation elements to deliver the performance compensation authorized by the EIP. In other words, after an EIP formula amount is established for a participant, the authorized performance compensation will be delivered through cash bonuses, performance RSUs earned and deferred cash awarded. If the formula amount is greater than the sum of these elements, the Committee expects to use its discretion to reduce the formula performance-based compensation. If the formula amount is less than the sum of these elements, the elements would be reduced as determined by the Committee.

      The EIP will allow AIG to maximize the deductibility of compensation payments while allowing for the operation of the new Partners Plan and Senior Partners Plan and for future compensation frameworks. Compensation attributable to the exercise of AIG stock options is already deductible so grants of options are not included under the EIP. Although the Committee does not currently intend to do so, it also reserves the right to award other performance compensation to senior executives outside of the EIP.

Share Ownership Requirements

      AIG does not have formal share ownership guidelines. In light of the structure of historic compensation arrangements, senior executives have interests in non-transferable AIG stock that exceed customary share ownership guidelines. The Committee believes this structure is the preferable approach and has designed the Partners Plan to meet the goal of continuing, long-term share ownership.

Change-in-Control and Termination Benefits

      None of AIG's executive compensation elements have change-in-control triggers. AIG's equity plans do not accelerate vesting on a change-in-control, and AIG's executive employment agreements and severance plan do not provide for special severance or similar rights as a result of a change-in-control.

      AIG has not previously entered into employment agreements or granted severance protection other than in connection with acquisitions. Although the Committee approved the employment agreements for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and the executive severance plan in 2005 for transition purposes, no similar protection applies to long-term compensation. As a result, unvested equity awards, SICO benefits and awards under the 2005-2006 DCPPP, Partners Plan and Senior Partners Plan will generally be forfeited on termination of employment before normal retirement (unless the Committee determines otherwise).

CEO's Compensation

      CEO Performance. Mr. Sullivan's compensation for 2005 was established pursuant to his employment agreement. In addition, the Committee used its discretion at year-end to award him an extra $1,000,000 in cash bonus to bring his total compensation awarded for the year to $16,000,055, as discussed more fully in the sections that follow. The Committee did this in recognition of the success Mr. Sullivan and the management team achieved during 2005 in dealing with the transition to new management and the financial, regulatory and legal issues confronting AIG, and in keeping the organization focused on its business objectives and preserving the employee and customer base for future growth.

      When Mr. Sullivan became Chief Executive Officer in March 2005, his and the Board's mutual goals were to stabilize the organization and deal forthrightly with the unprecedented challenges confronting AIG. Under Mr. Sullivan's leadership, the management team demonstrated remarkable dedication and resilience in simultaneously: (1) conducting an extensive internal review leading up to the filing of the 2004 Annual Report on Form 10-K in May; (2) creating an open and constructive dialogue with state and federal regulators, which laid the groundwork during 2005 for the February 2006 settlements resolving claims and matters under investigation with the United States Department of Justice, the Securities and Exchange Commission, the Office of the New York Attorney General and the New York Department of Insurance; (3) stabilizing AIG's credit ratings and strengthening reserves; (4) maintaining AIG's customer base and building on its diversity of products and geographies; (5) addressing employee concerns, maintaining morale and productivity, and preserving AIG's entrepreneurial culture and partnership spirit; (6) improving AIG's controls over financial reporting; and (7) positioning AIG in the forefront of good corporate governance.

      Base salary. Mr. Sullivan's base salary beginning in March 2005 was $1,000,000, as set forth in his employment agreement. The Committee has determined not to increase his salary for 2006, primarily because of the Committee's goal to maximize tax-deductible compensation going forward.

      Annual bonus and other cash compensation. Mr. Sullivan's employment agreement provided for 2005 annual bonus and other cash compensation of $6,000,000. Of this amount, $4,875,000 was a transition bonus that was paid in installments, $911,875 was paid by AIG over the year and $213,125 represented payments by Starr and SICO that were deducted from the total required by his agreement. In addition, the Committee determined to pay a discretionary $1,000,000 year-end bonus to Mr. Sullivan based on his exceptional performance.

      2005 equity and long-term compensation. Mr. Sullivan's employment agreement provides that his 2005 long-term and equity compensation will have a target value, reasonably determined by the Committee, of at least $8,000,000. AIG delivered this value through option grants, awards under the 2005-2006 DCPPP and awards under the 2005 Senior Partners Plan, as follows:

•	Mr. Sullivan was awarded options for 136,575 shares of AIG stock. The options have four-year pro-rata vesting. Mr. Sullivan was not awarded any time-vested RSUs in 2005. For purposes of the employment agreement target, the Committee estimated the value of these awards would be $3,138,055 based on AIG's binomial option-pricing model and an assumed stock price.

•	Mr. Sullivan's award under the 2005-2006 DCPPP was 4,000 units. This is the number of units that SICO advised him he would receive under the superseded 2005-2006 SICO plan. Mr. Sullivan's award was not increased as a result of his appointment as President and Chief Executive Officer. For purposes of the employment agreement, the Committee concluded that this award had a target value of $2,112,000.

•	Mr. Sullivan's award under the 2005 Senior Partners Plan was 1,250 units. Based on a value of $2,200 per unit, the Committee concluded this award had a target value of $2,750,000.

Accordingly, for purposes of Mr. Sullivan's employment agreement, the Committee determined that the total target value of these awards was $8,000,055, just slightly over the $8,000,000 threshold.

      Total compensation awarded. In summary, the Committee determined that Mr. Sullivan's total direct compensation awarded for 2005 was $16,000,055, based on the rate of salary at the end of the year and on the target value of his equity and long-term cash awards. This is not the actual value that will be realized from these awards, which may be more or less depending on AIG's performance and satisfaction of vesting conditions, among other factors.

      Future compensation. The Committee granted Mr. Sullivan awards under the Senior Partners Plan, which will be earned based on future performance. Under the Senior Partners Plan, the Committee established Mr.

Sullivan's participation at 1,750 Senior Partner Units, which will first result in deferred cash awards earned in 2006 based on AIG's performance over the three years ending in 2006.

      Termination benefits. As noted, AIG provides only limited termination entitlements. Under his three-year employment agreement, if Mr. Sullivan had been involuntarily terminated by AIG without “cause” at January 1, 2006, he would have been entitled to a severance payment of $15,000,000, 3 years of additional benefits under AIG's health and life insurance plans and benefits under AIG's retirement plans (including 3 years of additional credits). Mr. Sullivan's receipt of any other benefits after termination of employment is currently at the discretion of the Committee, including vested options, shares allocated under the 2005-2006 DCPPP, AIG's contingent obligations with respect to prior SICO DCPPPs, awards under AIG's Senior Partners Plan and benefits under AIG's Supplemental Executive Retirement Plan.

      The Committee would evaluate the circumstances surrounding any termination to determine whether it would be appropriate for it to exercise its authority to allow Mr. Sullivan to exercise vested rights under any of AIG's compensation plans or to provide other payments or benefits.

Compensation Committee Organization and Operation

      The Compensation Committee is responsible to AIG's Board of Directors and shareholders for approving the compensation awarded to AIG's Chief Executive Officer and to the other senior executives under its purview, including all of the named executive officers. The Committee is also responsible for making recommendations to the Board with respect to AIG's compensation programs for senior executives and other employees and for oversight of AIG's management development and succession planning programs. These responsibilities are set forth in the Committee's charter, which is posted on AIG's corporate website at www.aigcorporate.com and attached as Appendix C.

      Composition and independence. The composition of the Committee changed over the year. The following table lists the members of the Committee before and after AIG's 2005 annual meeting of shareholders.

Before August 2005 Annual Meeting	After August 2005 Annual Meeting
Marshall A. Cohen (Chairman)	Marshall A. Cohen (Chairman)
William S. Cohen	M. Bernard Aidinoff
Frank J. Hoenemeyer	Pei-yuan Chia
Richard C. Holbrooke	Martin S. Feldstein

In addition, Frank Zarb, as Interim Chairman of AIG's Board of Directors, is an ex officio member of the Committee.

      The Board, on the recommendation of the Corporate Governance and Nominating Committee, has determined that each member of the Committee is independent under AIG's Director Independence Standards and for purposes of NYSE listing standards.

      Independent consultant. To provide independent advice, the Committee selected Frederic W. Cook & Co. On completion of AIG's new compensation framework, the Cook firm advised the Committee that the design of the new cash and equity incentive programs reflect a pay-for-performance compensation philosophy that is reasonable and competitive with companies in the financial services industry.

      Conduct of meetings. During 2005, the Committee met 13 times. At the end of each meeting, the Committee met in executive session without representatives of AIG's management.

      Competitive market review. In making decisions, the Committee considers competitive market information. In 2005, the Committee determined to use two competitor groups: ten financial companies and ten large non-financial companies. The Committee believes the two groups provide an appropriate cross-section of industry and human-resource competitors with the global scope, market capitalization and operational complexity of AIG. The two groups are listed in the following table.

Financial Companies	Non-Financial Companies
Allstate	Altria Group
American Express	Coca-Cola
Bank of America	General Electric
Citigroup	IBM
HSBC Holdings	Johnson & Johnson
JPMorgan Chase	PepsiCo
MetLife	Pfizer
Prudential Financial	Procter & Gamble
St. Paul Travelers	Verizon
Wells Fargo	Wal-Mart Stores

      Deductibility of Compensation. Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. For 2005, the options granted to Mr. Sullivan and the other four officers are qualified “performance-based compensation” and are expected to be deductible notwithstanding the $1 million limit. Other compensation above $1 million to these executives did not qualify and therefore was not deductible.

      The Committee believes that it is necessary and in the best interests of AIG's shareholders to forego some tax deductions in order to attract and retain outstanding executive talent. This was particularly the case in 2005.

      Going forward, the Committee has recommended that shareholders approve the Executive Incentive Plan, which is designed to assure that performance compensation to senior executives is deductible notwithstanding the $1 million limit. However, the Committee will retain the flexibility to pay compensation based on other considerations if it believes that doing so is in AIG's best interests.

Conclusion

      The 2005 transitional compensation framework was designed to retain and motivate AIG's senior executives during an uncertain and challenging year and to ultimately reward them for outstanding performance. The Committee believes the framework accomplished these objectives. The Committee has every expectation that its on-going compensation framework will build on this momentum and further reinforce the alignment of employee and shareholder interests.

Compensation Committee American International Group, Inc.

M. Bernard Aidinoff Pei-yuan Chia Marshall A. Cohen, Chairman Martin S. Feldstein Frank G. Zarb, ex officio

2003–2005 COMPENSATION

Summary Compensation Table

      The following Summary Compensation Table sets forth the compensation for (i) the persons who during 2005 served as AIG's chief executive officer or were among AIG's four other most highly compensated executive officers (based on annual salary and bonus) and (ii) six other current or former executive officers of AIG.

Summary Compensation Table

		Annual Compensation			Long Term Compensation			Supplemental Information
					Awards	Payouts
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual(2)	No. of Stock Options	SICO LTIP Payouts(3)	All Other(4)	Stock Option Grant Date Value(5)	Total Direct Compensation
Martin J. Sullivan(6) President and Chief Executive Officer	2005 2004 2003	$963,462 774,963 792,347	$6,786,875 830,000 730,000	$3,075,302 28,075 235,062	136,575 50,000 80,000	$ — 4,202,880 —	$18,480 14,350 14,000	$2,945,899 1,492,481 1,642,060	$13,790,018 7,342,749 3,413,469
Donald P. Kanak(6) Executive Vice Chairman and Chief Operating Officer	2005 2004 2003	785,365 743,000 718,538	2,195,000 960,000 860,000	2,263,256 365,474 1,164,528	69,750 50,000 65,000	— 3,152,160 —	14,700 14,350 13,999	1,508,311 1,492,481 1,381,210	6,766,632 6,727,465 4,138,275
Steven J. Bensinger(6) Executive Vice President and Chief Financial Officer	2005 2004 2003	709,615 515,962 468,846	2,239,750 155,000 125,000	1,381,239 — —	69,590 12,000 15,000	— — —	1,671,415 4,100 4,000	1,503,309 358,195 323,565	7,505,328 1,033,257 921,411
Jay S. Wintrob Executive Vice President—Retirement Services	2005 2004 2003	716,000 716,000 731,038	1,560,000 900,000 625,000	1,682,162 20,948 —	110,000 50,000 80,000	— 2,626,800 —	1,503,661 1,510,707 1,424,499	2,374,198 1,492,481 1,642,060	7,836,021 7,266,936 4,422,597
Richard W. Scott Senior Vice President— Investments	2005 2004 2003	550,962 550,000 559,616	1,121,250 1,139,905 1,061,250	281,377 32,405 —	47,000 15,000 30,000	— 709,236 —	14,700 432,396 424,675	1,013,438 447,744 615,773	2,981,727 3,311,686 2,661,314
Thomas R. Tizzio(6) Senior Vice Chairman—General Insurance	2005 2004 2003	695,865 654,700 679,881	1,097,500 630,000 630,000	2,756,543 27,905 —	55,000 25,000 55,000	— 5,043,456 1,996,800	14,700 14,350 14,000	1,187,099 746,240 1,113,238	5,751,707 7,116,651 4,433,919
Edmund S.W. Tse Senior Vice Chairman—Life Insurance	2005 2004 2003	816,442 805,152 815,156	1,558,500 790,192 746,859	3,870,000 20,000 —	115,000 55,000 100,000	— 5,043,456 1,784,880	— — —	2,482,542 1,641,729 2,052,575	8,727,484 8,300,529 5,399,470
Rodney O. Martin, Jr. Executive Vice President—Life Insurance	2005 2004 2003	682,000 682,000 695,731	1,106,500 918,767 1,340,000	575,762 30,006 95,118	95,000 40,000 40,000	— 1,050,720 —	9,448 1,586,947 104,118	2,049,948 1,193,948 821,030	4,423,658 5,462,424 3,055,997
Kristian P. Moor Executive Vice President—Domestic General Insurance	2005 2004 2003	664,423 628,298 651,479	1,201,250 635,000 585,000	2,283,770 14,245 —	90,000 40,000 65,000	— 3,152,160 —	14,700 12,692 12,342	1,942,384 1,193,948 1,349,853	6,106,527 5,636,379 2,598,674
Win J. Neuger Executive Vice President and Chief Investment Officer	2005 2004 2003	942,000 902,154 927,384	1,108,000 560,000 475,000	1,928,239 — —	110,000 50,000 65,000	— 3,152,160 —	12,205 9,225 9,000	2,374,198 1,492,481 1,381,210	6,364,642 6,116,020 2,792,594
Separated During 2005(7)
M.R. Greenberg Former Chairman and Chief Executive Officer	2005 2004 2003	276,923 1,000,000 1,000,000	— 8,000,000 6,500,000	125,700 620,903 —	— 375,000 750,000	— 10,086,912 —	14,700 14,350 14,000	— 11,193,604 15,394,313	417,323 30,587,582 22,908,313
Howard I. Smith Former Vice Chairman and Chief Financial Officer	2005 2004 2003	149,769 631,154 654,231	120,000 730,000 680,000	3,516 29,700 —	— 60,000 100,000	— 4,202,880 —	10,484 14,350 14,000	— 1,790,977 2,052,575	283,769 7,399,061 3,400,806

(1)	This column represents year-end bonuses, bonuses paid pursuant to a quarterly bonus program and, for 2005, transitional bonuses and other interim bonus payments. Mr. Greenberg did not participate in the quarterly bonus program.

(2)	This column represents the incremental cost of perquisites and the value of awards under AIG's 2005 Senior Partners Plan. The two sections following this Summary Compensation Table provide additional detail about these amounts. This column also includes the following payments related to service abroad: (1) for Mr. Sullivan amounts shown include tax equalization payments in connection with the exercise of certain

(footnotes continued on next page)

(footnotes continued from previous page)

nonqualified stock options granted while Mr. Sullivan was resident in the United Kingdom—$229,262 (2003); and (2) for Mr. Kanak amounts shown include the following expatriate benefits paid to Mr. Kanak due to his service in Asia: cost of living adjustment—$35,376 (2004) and $156,312 (2003); tax equalization payments—$300,047 (2004) and $715,224 (2003); housing costs—$81,509 (2005) and $211,107 (2003); home leave airfare—$16,080 (2003); foreign service premium—$6,824 (2003); local education allowance—$21,946 (2003); and a temporary living expense reimbursement—$17,000 (2004). AIG does not consider these payments to be perquisites. Amounts for Mr. Kanak in 2005 do not include tax equalization payments which have not yet been determined by AIG.

(3)	The LTIP payouts for 2004 will be made by SICO pursuant to its 2003-2004 Deferred Compensation Profit Participation Plan, which is described under “Holdings of Previously Awarded Equity” below. As described in that section, the amounts shown do not represent actual payments because delivery of AIG shares generally does not begin until the employee retires at or after reaching age 65. The values shown for the year 2004 represent the number of AIG shares contingently allocated to the named executive officers as follows: Sullivan—64,000 shares; Kanak—48,000 shares; Wintrob—40,000 shares; Scott—10,800 shares; Tizzio—76,800 shares; Tse—76,800 shares; Martin—16,000 shares; Moor—48,000 shares; and Neuger—48,000 shares (based on the closing sale price of AIG Common Stock on December 31, 2004). The values shown for year 2003 represent the number of additional AIG shares contingently allocated to the named executive officers on reaching age 65 under prior SICO Deferred Compensation Profit Participation Plans as follows: Tizzio—32,000 shares and Tse—29,600 shares (based on the closing sale price of AIG Common Stock on the respective dates they reached age 65).

(4)	This column represents matching contributions under the AIG savings plan (401(k) Plan), except that (1) the amount for Mr. Sullivan includes $3,780 in life insurance premiums paid by AIG in 2005, (2) the amount shown for Mr. Bensinger includes $1,667,215, which is the grant-date value of RSUs with respect to 23,780 shares of AIG Common Stock awarded to Mr. Bensinger on January 6, 2006 in lieu of additional age and service credits in connection with his participation in AIG's supplemental executive retirement plan, (3) amounts shown for Mr. Wintrob include $1,488,961 (2005), $1,496,357 (2004) and $1,410,499 (2003) paid under a SunAmerica Five-Year Deferred Bonus Plan from awards granted in 2000 and 2001, which pay out in 20 percent installments over five years of continued employment, (4) amounts shown for Mr. Scott include $419,055 (2004) and $415,675 (2003), which are the grant-date values of 6,500 RSUs awarded to Mr. Scott on each of December 16, 2004 and December 17, 2003 and (5) amounts shown for Mr. Martin include $1,577,722 (2004), which is the value on December 31, 2004 of 24,025 shares of AIG Common Stock representing performance share units awarded under an employment agreement with Mr. Martin negotiated in connection with AIG's acquisition of American General Corporation (“AGC”) in August 2001, and premiums paid by AGC for a group carve out individual life insurance policy ($4,385) and the value of split-dollar life insurance ($90,733) in 2003.

(5)	This column represents the value of option grants calculated based on AIG's binomial option-pricing model, as described in footnote 2 to the table regarding 2005 option grants below.

(6)	On March 14, 2005, Mr. Sullivan was elected President and Chief Executive Officer, Mr. Bensinger was elected Executive Vice President and Chief Financial Officer and Mr. Kanak was elected Executive Vice Chairman and Chief Operating Officer. Mr. Kanak resigned effective January 31, 2006. Mr. Tizzio retired effective March 31, 2006.

(7)	Mr. Greenberg retired as Chairman and Chief Executive Officer on March 14, 2005. Mr. Smith was terminated as Vice Chairman and Chief Financial Officer on March 21, 2005.

      Perquisites, Benefits & Transactions with Officers. To facilitate the performance of executives' management responsibilities, AIG provides to Messrs. Sullivan and Tse (and, before his retirement, provided to Mr. Greenberg) automobiles and drivers and, to these individuals and other officers and employees, the use of corporate aircraft, automobile allowance and parking, club memberships and recreational opportunities. From time to time in 2004, Starr also made a yacht owned by SICO available to AIG officers and employees. These opportunities are provided for use for business purposes and the costs thereof incurred by AIG are considered ordinary and necessary business expenses.

      AIG's incremental cost of these benefits for each executive for 2005 is described in the following table. For each of 2004 and 2003, AIG's incremental cost was less than $50,000 for each executive, other than for Mr. Greenberg in 2004. In that year, the incremental cost of Mr. Greenberg's personal use of AIG aircraft was $529,951 and of AIG automobiles and drivers was $23,500. For 2003, the incremental cost to AIG was de minimis because benefits to the named executives were provided by Starr or SICO.

      As a result of recommendations in independent third-party security studies, AIG's policy requires the Chief Executive Officer and his spouse to use AIG aircraft for personal travel. The amounts shown in the following table for Messrs. Sullivan and Greenberg represent personal use by them and their spouses in accordance with this policy. There also were limited occasions when spouses of AIG directors have traveled with the directors on AIG aircraft. In these instances, AIG has been reimbursed by the director for the cost of first class airfare.

      The following table details the incremental cost of perquisites received by each of the officers named in the Summary Compensation Table in 2005.

2005 Perquisite Table

	Personal Use of Aircraft	Personal Use of Car Service/ Car Allowance/ Parking	Tax Consulting	Total
Martin J. Sullivan	$279,635	$21,968	$23,699	$325,302
Donald P. Kanak	—	1,750	61,506	63,256
Steven J. Bensinger	—	3,239	3,000	6,239
Jay S. Wintrob	20,195	11,967	—	32,162
Richard W. Scott	6,377	—	—	6,377
Thomas R. Tizzio	—	6,543	—	6,543
Edmund S.W. Tse	—	20,000	—	20,000
Rodney O. Martin, Jr.	23,738	2,024	—	25,762
Kristian P. Moor	80,531	3,239	—	83,770
Win J. Neuger	—	3,239	—	3,239
Separated During 2005
M.R. Greenberg	117,015	8,685	—	125,700
Howard I. Smith	—	3,516	—	3,516

      In 2005, Mr. Sullivan repaid a mortgage loan made by AIG in connection with Mr. Sullivan's relocation from London to New York in 1996. The maximum amount of the loan outstanding before it was repaid was $285,375 at an interest rate of 3.11 percent per year. In connection with the employment and relocation to New York of Mr. Frank G. Wisner, an executive officer, in 1997 AIG paid certain expenses involved with his purchase of a cooperative apartment and has provided credit support for his mortgage. In December 2005, Mr. Brian Schreiber, an executive officer, used the proceeds from the tender of his Starr interests described below under “Relationships and Related Party Transactions” to repay a loan extended by a private entity that may be controlled by Mr. Greenberg.

      AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 2006 was approximately $32.8 million.

      2005 Senior Partners Plan. The Committee adopted a 2005 Senior Partners Plan that provides deferred cash compensation to select key employees, including the executive officers named in the Summary Compensation table. As described in the Compensation Committee Report, the 2005 Senior Partners Plan is part of AIG's efforts to provide replacements for the investment opportunity, and related retention benefits, previously provided by Starr.

      Each unit awarded under the plan represents the right to receive $2,200 promptly after January 1, 2011, so long as the participant's employment with AIG is not terminated for any reason before that time. Special accelerated vesting and payment rules apply if a participant dies, becomes permanently disabled or retires at or after age 65. The 2005 Plan also provides for a quarterly cash payment based upon a formula relating to the cash dividends AIG pays on its common stock. The units granted to the executive officers named in the Summary Compensation table are set forth in the table below.

2005 SPP Awards

	Number of Units	Estimated Future Payouts
Martin J. Sullivan	1,250	$2,750,000
Donald P. Kanak(1)	1,000	2,200,000
Steven J. Bensinger	625	1,375,000
Jay S. Wintrob	750	1,650,000
Richard W. Scott	125	275,000
Thomas R. Tizzio	1,250	2,750,000
Edmund S.W. Tse	1,750	3,850,000
Rodney O. Martin, Jr.	250	550,000
Kristian P. Moor	1,000	2,200,000
Win J. Neuger	875	1,925,000
Separated During 2005
M.R. Greenberg	—	—
Howard I. Smith	—	—

(1)	Mr. Kanak forfeited these units on his resignation.

Long Term Incentive Plans

      2005-2006 DCPPP and SPP. In 2005, AIG adopted two long term incentive plans, the 2005-2006 Deferred Compensation Profit Participation Plan and the Senior Partners Plan.

      The 2005-2006 DCPPP was modeled on plans previously provided by SICO, except that is administered by AIG and its costs will be borne directly by AIG. The 2005-2006 DCPPP provides that if adjusted cumulative earnings per share for 2005 and 2006 exceed cumulative earnings per share for 2003 and 2004, then each participant will receive time-vesting RSUs based upon the number of units they have been granted. For senior executive officers who have been granted 1,000 or more units, if there is such an increase in cumulative earnings per share they will receive a contingent right to receive 16 AIG shares for each unit granted while executives granted between 600 and 999 units will receive a contingent right to receive 12 AIG shares for each unit granted. Although a majority of the RSUs granted under the 2005-2006 DCPPP will vest only on retirement after age 65, the plan does provide for early vesting of a portion of the RSUs in 2008, 2010, and 2015. Any unvested RSUs generally will be forfeited if the participant ceases employment with AIG before the vesting of those shares.

      The Senior Partners Plan operates for successive overlapping three-year performance periods. (The first performance period is January 1, 2004 through December 31, 2006.) Participants are granted Senior Partner Units that entitle them to receive deferred cash awards based on a weighted average of the annual growth in AIG's adjusted book value per share during the performance period. The value of each unit will be paid in three equal installments promptly after the fourth, eighth and twelfth anniversary of the beginning of the final year of the performance period. (Thus, the values of the units for the first performance period will be paid out in 2010, 2014 and 2016, assuming the conditions to receipt are satisfied.) The plan also provides for a quarterly cash payment on credited amounts based upon a formula relating to the cash dividends AIG pays on its common stock.

Long-Term Incentive Plans

	2005–2006 DCPPP			Senior Partners Plan
	Number of Units	Unit Award Period	Potential Future Payouts(1)	Number of Units	Unit Award Period(2)	Estimated Future Payouts(3)
Martin J. Sullivan	4,000	2005–2006	64,000 Shares	1,750	2004–2006	$4,364,500
Donald P. Kanak(4)	3,500	2005–2006	56,000 Shares	1,000	2004–2006	2,494,000
Steven J. Bensinger	2,000	2005–2006	32,000 Shares	625	2004–2006	1,558,750
Jay S. Wintrob	3,000	2005–2006	48,000 Shares	750	2004–2006	1,870,500
Richard W. Scott	950	2005–2006	11,400 Shares	125	2004–2006	311,750
Thomas R. Tizzio(4)	3,000	2005–2006	48,000 Shares	1,250	2004–2006	3,117,500
Edmund S.W. Tse	4,000	2005–2006	64,000 Shares	1,750	2004–2006	4,364,500
Rodney O. Martin, Jr.	1,200	2005–2006	19,200 Shares	375	2004–2006	935,250
Kristian P. Moor	3,500	2005–2006	56,000 Shares	1,000	2004–2006	2,494,000
Win J. Neuger	3,400	2005–2006	54,400 Shares	875	2004–2006	2,182,250
Separated During 2005
M.R. Greenberg	—	—	—	—	—	—
Howard I. Smith	—	—	—	—	—	—

(1)	If any of the individuals named in the table is employed by AIG or its subsidiaries at the end of the eighth year after units are granted and has not yet reached age 65, he will be contingently allocated additional AIG shares equal to 20 percent of the shares initially allocated.

(2)	Senior Partner Units awarded for 2006 will determine participation for three performance periods, 2004 through 2006, 2005 through 2007 and 2006 through 2008, and for future performance periods, in each case until the number of units is adjusted by the Compensation Committee.

(3)	The amounts that will be earned under the Senior Partners Plan for any performance period cannot be determined at this time. Amounts shown represent the amounts that would have been earned if the performance for the 2003-2005 period were repeated for the 2004-2006 performance period. These amounts are shown for illustration only.

(4)	Mr. Kanak forfeited these units on his resignation. Because Mr. Tizzio retired after age 65, he is entitled to a pro rata amount of these units on the terms set forth in the 2005-2006 DCPPP and the Senior Partners Plan.

      2005 Option Grants. AIG provides part of its long-term compensation through time-vested option grants. The following table lists the options granted to individuals named in the Summary Compensation Table and provides summary data for other groups. All options have four-year pro-rata vesting and an exercise price equal to grant-date fair market value.

2005 Option Grants

Name	Options Granted(1)	Percentage of Total Options Granted to Employees During 2005	Exercise Price Per Share		Expiration Date	Grant Date Value(2)
Current
Martin J. Sullivan	50,000	1.1%	$59.35		8/30/2015	$1,083,434
	86,575	2.0%	65.99		12/13/2015	1,862,465
Donald P. Kanak(3)	50,000	1.1%	59.35		8/30/2015	1,083,434
	19,750	0.5%	65.99		12/13/2015	424,877
Steven J. Bensinger	40,000	0.9%	59.35		8/30/2015	866,747
	29,590	0.7%	65.99		12/13/2015	636,562
Jay S. Wintrob	50,000	1.1%	59.35		8/30/2015	1,083,434
	60,000	1.4%	65.99		12/13/2015	1,290,764
Richard W. Scott	15,000	0.3%	59.35		8/30/2015	325,030
	32,000	0.7%	65.99		12/13/2015	688,408
Thomas R. Tizzio	25,000	0.6%	59.35		8/30/2015	541,717
	30,000	0.7%	65.99		12/13/2015	645,382
Edmund S.W. Tse	55,000	1.3%	59.35		8/30/2015	1,191,778
	60,000	1.4%	65.99		12/13/2015	1,290,764
Rodney O. Martin, Jr.	40,000	0.9%	59.35		8/30/2015	866,747
	55,000	1.3%	65.99		12/13/2015	1,183,201
Kristian P. Moor	40,000	0.9%	59.35		8/30/2015	866,747
	50,000	1.1%	65.99		12/13/2015	1,075,637
Win J. Neuger	50,000	1.1%	59.35		8/30/2015	1,083,434
	60,000	1.4%	65.99		12/13/2015	1,290,764
Groups(4)
All Executive Officers of AIG as a Group (29 Individuals)	652,500	14.9%	59.35		8/30/2015	14,138,817
	832,415	19.0%	65.99		12/13/2015	17,907,527
All Directors who are not Executive Officers of AIG as a Group (14 Individuals)	35,000	N/A	62.67	(5)	Various	800,856
All Employees other than Executive Officers as a Group	2,902,335	66.1%	62.70	(5)	Various	70,092,189
Separated During 2005
M.R. Greenberg	—	—	—		—	—
Howard I. Smith	—	—	—		—	—

(1)	As discussed in the Report of the Compensation Committee on Executive Compensation, a mid-year option grant was made on September 1, 2005 and a normal, year-end option grant was made on December 14, 2005.

(2)	Value calculated based on AIG's binomial option-pricing model, which uses AIG's historical exercise experience to determine the option value. The following weighted average assumptions were used for stock options granted on September 1, 2005 and for stock options granted to directors on August 11, 2005 and October 21, 2005: a dividend yield of 0.67 percent; expected volatility of 29.24 percent; risk-free interest rate of 3.93 percent; and an expected term of 7 years. The result for September 1, 2005 is a value of 36.51 percent of market price. The following weighted average assumptions were used for stock options granted on December 14, 2005: a dividend yield of 0.83 percent; expected volatility of 23.21 percent; risk-free interest rate of 4.46 percent; and an expected term of 7 years. The result for December 14, 2005 is a value of 32.60 percent of market price.

(3)	Mr. Kanak forfeited these options on his resignation.

(4)	Includes individuals who held those positions as of December 31, 2005.

(5)	Weighted average exercise price per share.

      Messrs. Sullivan, Bensinger and Tizzio were each granted options to purchase 8,000 shares of common stock of Transatlantic at an exercise price of $69.95 per share (the fair market value of Transatlantic common stock on the date of grant) on November 30, 2005 as compensation for services to Transatlantic. These grants provide that 25 percent of the options granted become exercisable on each anniversary date in each of the successive four years and that the options expire ten years from the date of grant. In addition, Mr. Tizzio received $54,000, $46,500 and $34,050 in director's fees in 2005, 2004 and 2003, respectively, from Transatlantic.

      Mr. Bensinger and Mr. Robert Sandler, an executive officer who serves as Chairman of 21st Century Insurance Group, were each granted options to purchase 4,000 shares of common stock of 21st Century at a price of $13.61 per share (the fair market value of 21st Century common stock on the date of grant) on May 25, 2005 as compensation for services to 21st Century. These options become exercisable on May 25, 2006 and expire ten years from the date of grant.

EXERCISES AND HOLDINGS OF PREVIOUSLY AWARDED EQUITY

Option Exercises and Holdings

      The following table summarizes information about the exercise of AIG options during 2005 and the outstanding AIG options at December 31, 2005.

Aggregated Option Exercise During the Year Ended
December 31, 2005 and December 31, 2005 Option Values

					No. of Options Unexercised at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05(2)
	No. of Shares Acquired on Exercise		Value Realized(1)		Exercisable	Unexercisable	Exercisable	Unexercisable

Martin J. Sullivan	5,417		$158,573		121,583	224,075	$759,765	$783,625
Donald P. Kanak(3)	—		—		118,703	158,500	733,762	1,174,528
Steven J. Bensinger	—		—		14,250	87,340	63,382	309,247
Jay S. Wintrob	180,352		9,579,703		612,768	212,500	24,101,455	783,525
Richard W. Scott	1,252		59,833		408,093	102,125	2,780,578	268,162
Thomas R. Tizzio	71,917	(4)	3,134,737	(4)	288,864	108,750	5,665,323	498,287
Edmund S.W. Tse	42,187		1,425,343		402,656	218,750	5,846,255	928,137
Rodney O. Martin, Jr.	8,974		346,396		750,019	229,135	3,864,236	494,600
Kristian P. Moor	1,053		46,212		112,921	160,000	880,036	608,625
Win J. Neuger	29,415		1,192,353		115,896	186,250	1,056,300	629,575
Separated During 2005
M.R. Greenberg	217,425	(4)	9,330,380	(4)	2,902,886	0	34,539,774	—
Howard I. Smith	—		—		0	0	—	—

(1)	Aggregate market value on date of exercise (closing sale price as reported in the NYSE Composite Transactions Report) less aggregate exercise price.

(2)	Aggregate market value on December 31, 2005 (closing sale price as reported in NYSE Composite Transactions Report) less aggregate exercise price.

(3)	Mr. Kanak forfeited unexercisable options on his resignation.

(4)	Mr. Tizzio deferred receipt of 39,674 shares, with an aggregate value of $2,700,212, and Mr. Greenberg deferred receipt of 137,273 shares with an aggregate value of $9,058,703.

Holdings of Previously Awarded Equity

      AIG executives participate in a series of two-year Deferred Compensation Profit Participation Plans that historically have been provided by SICO. The original SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding management of all American International companies, including AIG. Participation in the SICO Plans by any person, and the amount of such participation, has been at the sole discretion of SICO's board of directors. Historically, SICO has delivered cash or AIG Common Stock under the SICO Plans; AIG has made no payments.

      The shares detailed in the following table have been contingently allocated to the named individuals under the SICO plans. They will not be paid until retirement after reaching age 65 and are generally subject to forfeiture on earlier termination of employment. The SICO board of directors has the authority to reinstate a payout right and may permit early payout of shares. Before earning the right to payout, a participant is not entitled to any equity interest with respect to the contingently allocated shares. Although SICO's board of directors has authority to pay a participant cash in lieu of shares of AIG Common Stock, SICO's Board recently notified participants in the SICO plans that it will make payments in shares of AIG Common Stock rather than in cash.

      The following table details the shares of AIG Common Stock that the AIG officers named in the Summary Compensation Table are eligible to receive upon retirement at or after age 65 under the terms of the SICO plans. No shares vested and no value was realized under these plans in 2005.

AIG Shares Allocated under SICO Plans(1)

	Contingently Allocated at December 31, 2005
	Number of Shares	Value of Shares(2)

Martin J. Sullivan	192,033	$13,102,411
Donald P. Kanak(3)	121,439	8,285,783
Steven J. Bensinger	9,000	614,070
Jay S. Wintrob	96,000	6,550,080
Richard W. Scott(4)	21,600	1,473,768
Thomas R. Tizzio	873,317	59,586,418
Edmund S.W. Tse	535,543	36,540,098
Rodney O. Martin, Jr.(4)	26,800	1,828,564
Kristian P. Moor	169,265	11,548,950
Win J. Neuger	231,481	15,793,948

(1)	AIG does not have current information regarding the interests of Messrs. Greenberg and Smith in the SICO plans. As of December 31, 2004, Mr. Greenberg had 3,680,759 AIG shares contingently allocated under SICO plans and Mr. Smith had 424,403 AIG shares contingently allocated.

(2)	Based on closing price of AIG Common Stock at December 31, 2005 ($68.23).

(3)	Under the terms of the SICO plans, Mr. Kanak forfeited these shares on his resignation. The SICO board of directors has the authority to reinstate a payout right.

(4)	Messrs. Martin and Scott are eligible for early payout with respect to some of the shares contingently allocated to them.

      In addition to the AIG shares allocated under SICO plans, Messrs. Bensinger and Scott hold restricted stock units issued by AIG. Mr. Bensinger holds restricted stock units with respect to 23,780 AIG shares that vest on January 12, 2010, and Mr. Scott holds restricted stock units with respect to 6,500 AIG shares that vest on December 16, 2006, 6,500 AIG shares that vest on December 17, 2007 and 6,500 AIG shares that vest on December 16, 2008. On his resignation, Mr. Kanak forfeited restricted stock units with respect to 20,000 AIG shares.

Equity Compensation Plan Information

      The following table provides information about AIG shares that may be issued under compensation plans as of December 31, 2005.

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	1991 Employee Stock Option Plan	4,937,990	$45.88		—
	Amended and Restated 1999 Stock Option Plan	24,586,575	65.81		20,130,562
	Amended and Restated 2002 Stock Incentive Plan(3)	4,322,265	—	(2)	14,675,635	(3)
	Director Stock Plan	13,500	—		84,875
Equity compensation plans not approved by security holders	Option Plan for Directors(4)	92,241	25.66		—
Total		33,952,571	62.36	(5)	34,891,072

(1)	23,020,860 shares were outstanding as a result of AIG's assumption of options granted by entities acquired by AIG, at a weighted average option exercise price of $45.05 per share. AIG has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies.

(2)	Weighted average value of restricted stock units at date of grant was $63.63.

(3)	An additional 1,000,000 shares become available for grant or award in each year pursuant to the terms of the Amended and Restated 2002 Stock Incentive Plan.

(4)	Effective with the approval of the 1999 Stock Option Plan by the Board of Directors in September 1999, option grants to directors were made pursuant to that plan.

(5)	Excludes restricted stock units.

POST-EMPLOYMENT COMPENSATION

Pension Plans

      AIG maintains two nonqualified defined benefit plans that provide retirement benefits to designated executives and key employees—the Supplemental Executive Retirement Plan (“SERP”) and the Excess Retirement Income Plan. In addition, employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States are covered under the American International Group, Inc. Retirement Plan, a tax-qualified defined benefit plan. Participants receive the tax-qualified retirement plan benefit plus the greater of the benefit payable from the SERP or the Excess Retirement Income Plan, if applicable.

      The SERP provides a benefit equal to 2.4 percent of Average Final Compensation for each year of service or fraction thereof limited to 25 years of service. The benefit payable under the plan is reduced by payments made from Social Security, the AIG tax-qualified retirement plan and any payments from a qualified pension plan of a prior employer.

      The Excess Retirement Income Plan provides a benefit equal to the benefit that is restricted from being paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits. Therefore, the plan formula is the same formula as is used in the tax-qualified retirement plan. The tax-qualified retirement plan formula varies depending on when years of service are credited and on the amount of Average Final Compensation. The formula ranges from 1.75 percent to 0.925 percent times Average Final Compensation for each year of service with a maximum limit of 44 years. For a participant who retires after the normal retirement age of 65, the retirement benefit is equal to the greater of the benefit determined using the formula described above or the benefit he could have received had he retired at age 65 actuarially increased to reflect the later commencement date.

      For purposes of the plans, Average Final Compensation is the average pensionable salary of a participant during the three consecutive years in the last ten years of his credited service affording the highest such average, or during all of the years of his credited service if less than three years. Pensionable salary includes the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to supplementary bonuses or overtime pay.

      The following table illustrates the annual normal retirement pension (including the tax-qualified retirement plan benefits) based on a range of Average Final Compensation and years of credited service.

	Estimated Annual Pension at Age 65
Average Final Compensation	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 500,000	$97,512	$157,512	$217,512	$277,512	$277,512	$277,512	$277,512
$ 600,000	121,512	193,512	265,512	337,512	337,512	337,512	337,512
$ 700,000	145,512	229,512	313,512	397,512	397,512	397,512	397,512
$ 800,000	169,512	265,512	361,512	457,512	457,512	457,512	457,512
$ 900,000	193,512	301,512	409,512	517,512	517,512	517,512	517,512
$1,000,000	217,512	337,512	457,512	577,512	577,512	577,512	577,512
$1,100,000	241,512	373,512	505,512	637,512	637,512	637,512	637,512
$1,200,000	265,512	409,512	553,512	697,512	697,512	697,512	697,512
$1,300,000	289,512	445,512	601,512	757,512	757,512	757,512	757,512
$1,400,000	313,512	481,512	649,512	817,512	817,512	817,512	817,512

      For each of the individuals named in the Summary Compensation Table, the following table details his pensionable salary during 2005 and his years of credited service (at December 31, 2005 and at age 65) and estimated annual benefits (based on 2005 compensation).

		Years of Credited Service
Name	2005 Pensionable Salary	At 12/31/05	At Age 65	Estimated Annual Pension at Age 65 (based on 2005 Compensation)
Martin J. Sullivan	$908,461	26.4	40.00	$521,809
Donald P. Kanak	748,698	14.0	26.00	426,059
Steven J. Bensinger	697,115	3.25	17.33	267,002
Jay S. Wintrob	683,000	5.5	21.75	333,978
Richard W. Scott(1)	538,461	7.83	20.42	144,049
Thomas R. Tizzio(2)	675,865	37.67	37.67	502,310
Edmund S.W. Tse	661,152	44.58	44.58	396,691
Rodney O. Martin, Jr.(1)	666,000	10.17	21.67	206,535
Kristian P. Moor	620,423	20.75	39.08	350,186
Win J. Neuger	903,500	10.83	19.92	408,948
Separated During 2005
M. R. Greenberg(3)	N/A	44.00	44.00	1,637,532
Howard I. Smith(4)	N/A	20.00	20.00	51,454

(1)	Neither Mr. Scott nor Mr. Martin participate in the SERP.

(2)	Because Mr. Tizzio's Excess Retirement Income Plan benefit exceeds his SERP benefit, Mr. Tizzio's nonqualified benefit is based solely on the Excess Retirement Income Plan formula. Mr. Tizzio's benefits equal his age-65 Excess Retirement Income Plan benefit with an actuarial adjustment, plus his age-65 qualified pension plan benefit with an actuarial adjustment.

(3)	Mr. Greenberg elected to commence his retirement plan benefits under the tax-qualified retirement plan on January 1, 1996 at the age of 70 1⁄2 and under the nonqualified plans on October 1, 2004. His Excess Retirement Income Plan benefit exceeds his SERP benefit, and therefore, Mr. Greenberg's nonqualified benefit is based solely on the Excess Retirement Income Plan formula. Because his benefits commenced after age 65, his benefits are equal to his age-65 Excess Retirement Income Plan benefit with an actuarial adjustment plus his age-65 qualified pension benefit with an actuarial adjustment. His total annual benefit from the retirement plans is payable in the form of a 100 percent joint and survivor annuity.

(4)	Mr. Smith is only entitled to a benefit under AIG's qualified pension plan.

Employment Agreements for Messrs. Sullivan & Bensinger

      In June 2005, AIG entered into fixed-term employment agreements with Messrs. Sullivan, Kanak and Bensinger. Mr. Kanak resigned in January 2006 and the terms of his termination are discussed in the following “2006 Employment Developments” section. The major terms of the continuing agreements with Messrs. Sullivan and Bensinger are:

•	3-Year Term. Each agreement has a three-year term that runs from March 14, 2005.

•	Annual Base Salary. The agreements establish minimum base salaries of $1,000,000 for Mr. Sullivan and $750,000 for Mr. Bensinger. Base salary is reviewed annually and may be increased by the Compensation Committee.

•	Annual Non-Variable Compensation. The agreements also establish minimum non-variable compensation of $1,125,000 for Mr. Sullivan and $750,000 for Mr. Bensinger for each year.

•	Incentive Targets. The agreements provide that each executive is eligible for an annual cash bonus, long-term incentive awards and equity-based compensation. For each of 2006 and 2007, the total target value of these incentives is $12,875,000 for Mr. Sullivan and $5,000,000 for Mr. Bensinger. Depending on performance, the actual amount of these awards may be above or below the targets.

•	Severance Payments and Benefits. If the executive's employment is terminated by AIG without “Cause” or by the executive for “Good Reason,” subject to the executive's execution of a release of claims, the executive is entitled to the following:

•	A pro rata portion of the target annual bonus;

•	Severance of three times annual base salary and last year's annual bonus (subject to minimums of $15,000,000 for Mr. Sullivan and $7,500,000 for Mr. Bensinger) payable over 12 months;

•	Three years of continued health and life insurance coverage;

•	Three years of service and age credit under AIG's pension plans; and

•	Enhanced eligibility for retiree medical or life insurance benefits.

The preceding will cease if, before the payment or benefit is due, the Board determines that grounds existed for AIG to terminate the executive's employment for “Cause.” Severance payments are not included in the calculation of any AIG pension benefit, and the executive is not entitled to receive any payment pursuant to any nonqualified AIG pension plan until the date the executive has ceased receiving severance payments.

•	Gross-Up for “Golden Parachute” Taxes. If any amounts payable to the executive are subject to an additional “golden parachute” excise tax under Section 4999 of the Code, AIG will “gross up” the amounts so that the executive is not affected by the tax.

•	Restrictive Covenants. Except as noted, the following apply during employment and at all times following termination:

•	Each executive is generally prohibited from (1) engaging in, being employed by, rendering services to, or acquiring financial interests in businesses that are competitive with AIG, (2) interfering with AIG's business relationships with customers, suppliers, or consultants or (3) soliciting or hiring certain key employees of AIG. This restriction applies for 12 months following any termination.

•	Each executive must cooperate with AIG in the defense of legal matters and with government authorities in regards to any investigation, litigation or administrative proceeding relating to AIG; and

•	Each executive may not disclose AIG's confidential information.

Executive Severance Plan

      Each of the other executives named in the Summary Compensation Table is a participant in AIG's executive severance plan. The plan provides severance payments and benefits to executives who are designated as Partners or Senior Partners. The major terms of the plan are:

•	3-Year Term. The plan has a three-year term that runs from March 14, 2005.

•	Severance Payments and Benefits. The plan does not provide for payments or benefits if a participant's employment is terminated voluntarily by the participant, by AIG for “Cause” or by reason of death, disability or retirement.

If a participant's employment is terminated by AIG without “Cause,” subject to the participant's execution of a release of claims, the participant is entitled to the following:

•	For each full year of the participant's service with AIG or its subsidiaries (but no less than 6 nor more than 24 years), severance equal to one-twelfth of annual base salary and average annual and quarterly bonuses over the past three fiscal years;

•	Continued health and life insurance; and

•	Additional service and age credit under AIG pension plans.

Severance is generally paid in installments over a number of months equal to the participant's full years of service with AIG or its subsidiaries (but not less than 6 months or more than a 24 months). The continued health and life insurance is also provided over this period, and the length of this period is used for determining the additional credit to AIG pension plans. The amount of severance payable is reduced by any amount due under an individual employment agreement, other AIG severance plan or policy or regulatory severance plan or arrangement in a country outside the United States.

Severance payments are not included in the calculation of any AIG pension benefit, and no participant is entitled to receive any payment pursuant to any nonqualified AIG pension plan until the date the participant has ceased receiving severance payments.

•	Restrictive Covenants. To receive severance, a participant must agree to the following, which, except as noted, apply at all times following termination:

•	Each participant is generally prohibited from (1) engaging in, being employed by, rendering services to, or acquiring financial interests in businesses that are competitive with AIG, (2) interfering with AIG's business relationships with customers, suppliers, or consultants or (3) soliciting or hiring certain key employees of AIG. This restriction applies for the earlier of one year after termination or the length of the severance period; and

•	Each executive may not disclose AIG's confidential information.

2006 Employment Developments

      Mr. Kanak's Resignation. Effective January 31, 2006, Mr. Kanak resigned from his employment with AIG for “Good Reason” pursuant to section 9(c) of his Employment Agreement. Under the terms of his Employment Agreement with AIG, Mr. Kanak is entitled to:

•	Accrued Amounts. $341,666, representing $66,666 in accrued salary through his resignation and $275,000 in unpaid 2005 annual bonus;

•	Pro-rata 2006 Bonus. $166,667, representing a pro rata portion of the target 2006 annual bonus;

•	Severance. $10,000,000, representing the minimum severance obligation;

•	Health and Life Insurance. Up to three years of continued health and life insurance benefits; and

•	Pension Credit. Three years of additional service credit and age credit under AIG's nonqualified employee pension plans.

The severance is payable over 18 months and is subject to Mr. Kanak's compliance with restrictive covenants in his Employment Agreement. Severance payments are not included in the calculation of any AIG pension benefit, and Mr. Kanak is not entitled to receive any payment pursuant to any nonqualified AIG pension plan until the date he ceases receiving severance payments. Mr. Kanak's annual pension entitlement, after giving effect the additional credit provided for in his employment agreement, is $298,785. Mr. Kanak is also entitled to tax equalization payments in connection with his assignment in the Far East.

      Mr. Kanak is not entitled to any unvested options, shares allocated under the 2005-2006 DCPPP and prior SICO DCPPPs or to any awards under the Senior Partners Plan. (However, SICO's Board of Directors has authority to reinstate Mr. Kanak's payout rights under the SICO DCPPPs.)

      Mr. Tizzio's Retirement. Effective March 31, 2006, Mr. Tizzio retired from his employment with AIG. Because Mr. Tizzio, age 68, has reached AIG's normal retirement age, he is entitled to retain shares allocated under prior SICO DCPPPs and all his unvested options became exercisable on his retirement date. In addition, under the Senior Partners Plan, Mr. Tizzio will receive a pro-rated amount of units (based upon the number of months he was employed during the 2004-2006 performance period relative to 36) and under the 2005-2006 DCPPP, he will receive three-fourths of the allocated AIG shares.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SunAmerica Investment Opportunity

      In May 2000, SunAmerica Inc. established a private investment fund to permit employees to participate in investment opportunities by investing alongside SunAmerica. A trust controlled by Mr. Wintrob invested in this fund in 2000. Under the terms of the partnership agreement, an affiliate of SunAmerica provides a non-recourse loan to each limited partner equal to three times the limited partner's equity commitment. In 2005, distributions by the private investment fund to the trust controlled by Mr. Wintrob did not exceed $60,000.

Relationships with Starr and SICO

      Both Starr and SICO own substantial amounts of AIG Common Stock and have had other relationships with AIG. AIG is providing the following information to give a historical perspective on the payments made by Starr and SICO to AIG executive officers, including the individuals named in the Summary Compensation Table. The information in the following tables pertaining to SICO and Starr reflects the best information available to AIG, but AIG does not currently have full access to the books and records of Starr or SICO.

      Payments and Benefits Provided by Starr and SICO. The following table details salary, bonus and directors' fees paid by Starr and SICO. To the extent these amounts were paid for services provided to AIG, they also are included in the Summary Compensation Table. Starr and SICO also provided perquisites and other personal benefits to AIG executives for their service to Starr and SICO. AIG does not currently have access to complete information and has not included these amounts in the table.

Summary Of Salary, Bonus And Directors Fees Paid By Starr And SICO

				Directors Fees
Name	Year	Starr Salary	Bonus Amounts Paid by SICO and/or Starr	Starr	SICO

Martin J. Sullivan	2005	$55,000	$—	$25,000	$12,500
	2004	99,000	100,000	100,000	50,000
	2003	91,385	75,000	100,000	50,000
Donald P. Kanak	2005	44,000	—	25,000	12,500
	2004	88,000	100,000	100,000	50,000
	2003	68,538	—	100,000	50,000
Steven J. Bensinger	2005	12,500	—	—	—
	2004	25,000	15,000	—	—
	2003	—	—	—	—
Jay S. Wintrob	2005	33,000	—	25,000	12,500
	2004	66,000	100,000	100,000	50,000
	2003	68,538	75,000	100,000	50,000
Richard W. Scott	2005	12,500	—	—	—
	2004	25,000	—	—	—
	2003	25,962	—	—	—
Thomas R. Tizzio(1)	2005	20,000	6,000	25,000	12,500
	2004	62,000	62,000	100,000	50,000
	2003	87,231	62,000	100,000	50,000
Edmund S.W. Tse(1)	2005	77,000	—	12,500	12,500
	2004	154,000	150,000	50,000	50,000
	2003	154,000	150,000	50,000	50,000
Rodney O. Martin, Jr.	2005	16,000	—	—	—
	2004	32,000	—	—	—
	2003	33,231	—	—	—
Kristian P. Moor	2005	44,000	—	25,000	12,500
	2004	77,000	125,000	100,000	50,000
	2003	79,962	100,000	100,000	50,000
Win J. Neuger	2005	38,500	—	25,000	12,500
	2004	281,000	75,000	100,000	50,000
	2003	283,538	50,000	100,000	50,000
All Executive Officers of AIG as a Group(1)	2005	563,125	12,000	287,500	125,000
	2004	1,339,250	1,119,000	1,300,000	650,000
	2003	1,337,183	784,000	1,250,000	650,000
Separated During 2005(2)
M.R. Greenberg	2004	380,000	2,630,000	100,000	50,000
	2003	394,615	2,128,000	100,000	50,000
Howard I. Smith	2004	165,000	150,000	100,000	50,000
	2003	171,346	100,000	100,000	50,000

(1)	Messrs. Tizzio and Tse also received nominal dividends from SICO in connection with their ownership of SICO voting stock. Messrs. Tizzio and Tse each own 10 shares of SICO voting stock and executive officers of AIG as a group own 30 shares of SICO voting stock.

(2)	AIG does not have complete information regarding payments to Messrs. Greenberg and Smith in 2005.

      Investments in Starr. Starr from time to time offered members of AIG's senior management the opportunity to purchase shares of its common stock. Book value was used to determine the purchase price, and the shares have generally paid cash dividends as well as dividends in the form of non-voting preferred shares.

      On January 9, 2006, Starr announced that it had completed its tender offers to purchase interests in Starr and that all eligible shareholders had tendered their shares. The tender offer price was $426 per Starr common share and 1.42 times the liquidation value of the Starr preferred shares. As a result of completion of the tender offer, no current AIG executive officer holds any Starr interest. The table below reflects holdings of the executive officers named in the Summary Compensation Table as of January 1, 2005. AIG understands these were the holdings of the executives as of the times their shares were tendered.

Starr Holdings Prior to Tender Offer(1)

Name	Common Shares(2)	Liquidation Value of Preferred Shares	Cash Dividends Paid in 2005

Martin J. Sullivan	1,250	$10,062,500	$175,625
Donald P. Kanak	1,000	8,250,000	142,500
Steven J. Bensinger	125	275,000	10,250
Jay S. Wintrob	750	7,275,500	117,750
Richard W. Scott	125	550,000	13,000
Thomas R. Tizzio	1,500	32,060,000	395,600
Edmund S.W. Tse	1,750	26,633,750	371,338
Rodney O. Martin, Jr.	250	1,600,000	31,000
Kristian P. Moor	875	9,237,500	152,375
Win J. Neuger	875	8,000,000	132,500
All Executive Officers of AIG as a Group	12,750	175,893,750	2,422,857

(1)	AIG does not have current information regarding the holdings of Messrs. Greenberg and Smith in Starr.

(2)	This column represents ownership of shares of Starr common stock, except for Messrs. Bensinger and Scott, who held Class B common stock.

Certain Transactions

      Certain transactions in 2005 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

	SICO and Subsidiaries	Starr and Subsidiaries
	(in thousands)

AIG and Subsidiaries Paid:
For production of insurance business*	$—	$214,000
For services	1,000	—
Rentals	3,000	20
AIG and Subsidiaries Received:
For Services	2,000	21,400
Rentals	—	1,600

*	From these payments, Starr is generally required to pay commissions due originating brokers and its operating expenses. The amounts represent approximately 0.2 percent of the gross revenues of AIG.

REPORT OF AUDIT COMMITTEE AND RATIFICATION OF SELECTION OF ACCOUNTANTS

REPORT OF THE AUDIT COMMITTEE

Overview

      The Audit Committee has worked closely with AIG management and PricewaterhouseCoopers LLP, AIG's independent registered public accounting firm, to ensure the integrity of AIG's financial statements during what has been a challenging time for AIG.

      In March 2005, AIG appointed a new Chief Executive Officer and a new Chief Financial Officer. The Committee began working immediately with these new executives to develop a strong control environment at AIG. In consultation with the Committee, AIG appointed a new Comptroller and Chief Accounting Officer, a new Director of Internal Audit, a new Treasurer and new divisional Chief Financial Officers. The Committee believed these management changes were critical to AIG's commitment to transparency and clear communication with all stakeholders through effective corporate governance, a strong control environment, high ethical standards and financial reporting integrity.

      In connection with the first restatement of AIG's financial statements and AIG's remediation efforts, PricewaterhouseCoopers LLP significantly expanded the number of partners with financial services and insurance expertise dedicated to the AIG engagement. The team is led by the head of the
PricewaterhouseCoopers Financial Services Practice and is structured with experienced
PricewaterhouseCoopers partners assigned to each of the four AIG segments. These partners oversee global audit activities relating to the business units within each of these segments and assisted in the overall coordination of the 2005 audit. Throughout 2005, the Committee spent considerable time with the expanded team discussing PricewaterhouseCoopers' experience and knowledge of each of the AIG business units and their respective financial reporting and controls, as well as the significant accounting principles and policies that affect AIG's financial reporting.

      Three of the four independent directors newly-elected to AIG's Board of Directors in 2005 joined its Audit Committee, adding additional accounting expertise and depth of experience to the Committee. The following table lists the members of the Committee before and after AIG's 2005 annual meeting of shareholders:

Before August 2005 Annual Meeting	After August 2005 Annual Meeting
Frank J. Hoenemeyer (Chairman)	Morris W. Offit (Chairman)
M. Bernard Aidinoff	M. Bernard Aidinoff
Pei-yuan Chia	Carla A. Hills
Carla A. Hills	George L. Miles, Jr.
Frank G. Zarb	Michael H. Sutton

As Interim Chairman, Mr. Zarb serves as an ex officio member of the Committee.

      During 2005, the Committee held 21 meetings. The Committee provided oversight of AIG's internal review and participated actively in decisions relating to the restatements of AIG's financial statements. The Committee provided oversight to AIG's extensive remediation efforts and received regular updates on the progress of remediation of each of AIG's material weaknesses in internal control over financial reporting from the Chief Risk Officer. Throughout the remediation process, the Chairman of the Committee has been in regular contact with the Chief Financial Officer, the Director of Internal Audit, the Chief Risk Officer and the PricewaterhouseCoopers LLP engagement team. Moreover, the Committee has consulted with its own outside counsel.

Internal Review

      In connection with the preparation of AIG's Annual Report on Form 10-K for the year ended December 31, 2004, AIG's current management initiated an internal review of AIG's books and records, which was substantially expanded in mid-March 2005. The review was conducted under the direction of senior management with the oversight of the Audit Committee and was complemented by investigations by outside counsel for AIG and for the Committee. PricewaterhouseCoopers LLP was consulted on the scope of the internal review and reviewed the results of the internal review.

      During the internal review and financial statement preparation process, and in connection with management's evaluations of disclosure controls and procedures and internal control over financial reporting, AIG identified five material weaknesses in internal control over financial reporting, relating to control environment, controls over the evaluation of risk transfer, controls over certain balance sheet reconciliations, controls over the accounting for certain derivative transactions and controls over income tax accounting. Upon identification of the material weaknesses and under the direction of its new Chief Executive Officer and Chief Financial Officer, AIG developed a comprehensive plan to remediate these material weaknesses.

Remediation

      AIG's remediation efforts were governed by a Steering Committee, under the direction of AIG's Chief Risk Officer and also including AIG's Chief Executive Officer, Chief Financial Officer, Comptroller and Senior Vice President for Strategic Planning. The status of remediation of each material weakness was reviewed with the Audit Committee and the Committee was advised of issues encountered and key decisions reached by AIG management relating to the remediation efforts.

      The remediation of material weaknesses in internal controls led to the successful remediation of the material weaknesses in control over financial reporting relating to control environment and controls over the evaluation of risk transfer as of December 31, 2005. The Committee believes that the significant actions taken by AIG to remediate these material weaknesses have created an improved financial reporting process at AIG and have been important to the continuing remediation efforts with respect to the three material weaknesses that are not yet fully remediated. Actions taken with Committee oversight include:

      New Procedures. AIG has implemented new controls, including specific procedures with respect to post-closing adjustments and consolidating entries.

      Employee and Other Resources. AIG has increased resources for technical accounting, internal audit, enterprise risk management and compliance functions, hired additional staff with specialized financial, accounting and product-line expertise, and established stronger reporting lines within the financial reporting function.

      Risk Management. AIG has strengthened the position of Chief Risk Officer, responsible for enterprise-wide credit, market and operation risk management and oversight of the corresponding functions at the business levels and has empowered the Chief Risk Officer to work more closely with top executives at the corporate and major business area levels to identify, assess, quantify and manage risks. AIG has also established an Operational Risk Management department, reporting to the Chief Risk Officer, to engage in expanded risk self-assessment processes for more effective identification and management of operational and reputational risks.

      Financial Disclosure Committee. AIG has established a Financial Disclosure Committee to assist the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities for the accuracy and timeliness of the disclosures made by AIG.

      Complex Structured Finance Transaction Committee. AIG has expanded the scope and activities of the Complex Structured Finance Transaction Committee to include the review and approval of AIG's accounting and financial reporting of identified transactions, including related party transactions.

      Risk Transfer Policy. AIG has developed a formal risk transfer policy for direct insurance, assumed reinsurance and ceded reinsurance in the General Insurance segment, a policy which establishes guidelines for the assessment of the adequacy of risk transfer to support insurance accounting. Successful testing and evaluation of the new controls, which require appropriate documentation of the assessment of risk transfer, and the implementation of procedures to incorporate risk transfer assessments into AIG's underwriting and financial audit processes, has led to remediation of the material weakness in internal control over financial reporting relating to controls over the evaluation of risk transfer.

      The Committee remains focused on overseeing AIG's efforts to achieve full remediation of its three remaining material weaknesses and to continue to improve the financial reporting process at AIG. AIG has devoted significant efforts towards remediation and continues to assign these efforts its highest priority. The Audit Committee has overseen management's development of new controls over financial reporting, which include the following measures:

      Controls over certain balance sheet reconciliations. AIG has adopted and is implementing new corporate guidelines on balance sheet reconciliations and is enhancing the processes for evaluating and monitoring financial statement exposure related to balance sheet reconciliations, as well as implementing new programs to train staff on the requirements of the new guidelines. AIG has also enhanced oversight of the balance sheet reconciliation function by hiring additional qualified staff and engaging outside resources.

      Controls over the accounting for certain derivative transactions. AIG has enhanced systems and new controls over the accounting for derivatives and related assets and liabilities to ensure compliance with the provisions of FAS 133. AIG has also improved oversight, monitoring and supervision of hedge accounting issues by hiring additional personnel with expertise in FAS 133.

      Controls over income tax accounting. AIG has enhanced oversight over income tax accounting through hiring of additional qualified staff and has engaged an outside accounting firm to assist in the analysis of its income tax accounting. AIG is also enhancing the processes for evaluating and monitoring financial statement exposure related to income tax accounting.

      The Committee continues to oversee AIG's management on its analysis, implementation and testing of AIG's controls over financial reporting. The Committee recognizes that further and sustainable improvement in these controls is essential, and will require time and significant additional resources, including improvement and investment in systems, processes and training and depth of personnel.

Audited Financial Statements

      In the performance of its oversight function, the Committee has considered and discussed the 2005 audited financial statements with management and PricewaterhouseCoopers LLP. The Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with PricewaterhouseCoopers LLP its independence.

      Based upon the reports and discussions described in this report and the role and responsibilities of the Audit Committee described in the Audit Committee charter, the Committee recommended to the Board of Directors, and the Board approved, inclusion of the audited financial statements for the fiscal year ended December 31, 2005 in AIG's Annual Report on Form 10-K filed with the SEC. As a result of the Committee's direct knowledge of and experience with the PricewaterhouseCoopers LLP engagement team and its performance described above, the Committee is recommending the appointment of PricewaterhouseCoopers LLP as AIG's independent registered public accounting firm for the fiscal year ended December 31, 2006.

Committee Organization and Operation

      The Audit Committee's function, as provided in the Audit Committee charter, is to assist the Board of Directors in its oversight of:

      • the integrity of AIG's financial statements;

      • AIG's compliance with legal and regulatory requirements;

      • the independent accountants' qualifications, independence and performance; and

      • the performance of AIG's internal audit function.

      The Committee's charter is available on AIG's corporate website, at www.aigcorporate.com and is attached as Appendix D.

      Amendments to charter. The Committee adopted amendments to its charter to reflect in greater detail its responsibilities in overseeing AIG's internal audit function. Specifically, under the amended charter, the Committee may appoint, replace, reassign and dismiss the chief internal auditor, and the chief internal auditor, who currently holds the executive title of Director of Internal Audit, will report directly to the Committee. In its oversight role of AIG's internal audit function, the Committee also is involved in performance reviews of, and determining compensation for, the chief internal auditor.

      Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Committee are independent, as required by NYSE listing standards and the SEC rules.

      Expertise. The Board of Directors has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Committee are financially literate, as defined by NYSE listing standards, and that a majority of the members of the Committee are audit committee financial experts, as defined by the SEC rules. For purposes of the SEC rules, the Board of Directors has designated Mr. Offit the named audit committee financial expert and, on the recommendation of the Nominating and

Corporate Governance Committee, has determined that Mr. Offit has accounting or related financial management expertise, as defined by the NYSE listing standards. Although designated as an audit committee financial expert, Mr. Offit does not act as an accountant for AIG and, under the SEC rules, is not an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. Mr. Offit does not have any responsibilities or obligations in addition to those of the other Audit Committee members; all Audit Committee members have the identical duties and responsibilities.

Conclusion

      The Committee believes that AIG's commitment to transparency, a strong control environment, high ethical standards and financial reporting integrity is evidenced by the substantial achievements and continuing steps that have been taken in the remediation effort. The Committee believes its on-going guidance to AIG management in this process will further enhance AIG's financial reporting.

Audit Committee American International Group, Inc. M. Bernard Aidinoff Carla A. Hills George L. Miles, Jr. Morris W. Offit, Chairman Michael H. Sutton Frank G. Zarb, ex officio

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

      The Audit Committee and the Board of Directors have approved the engagement of PricewaterhouseCoopers LLP as AIG's independent registered public accounting firm for 2006. Representatives of that firm are expected to be present at the 2006 annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

      Ratification of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Neither AIG's Restated Certificate of Incorporation, as amended, nor by-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG's Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

      Under the policy for pre-approval of audit and permitted non-audit services by PricewaterhouseCoopers LLP, the Audit Committee approves categories of services and fee caps for each category. The pre-approved services include: audit services, such as financial statement audits, regulatory filings and attestation services; audit-related services, such as employee benefit plan audits, due diligence, control reviews and GAAP consultations; tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and other permitted non-audit services, such as information resources and training. No expenditure may exceed the dollar caps without the separate specific approval of the Audit Committee.

      Throughout 2005, the Audit Committee has spent a significant amount of time with the PricewaterhouseCoopers LLP engagement team, which is led by the head of the PricewaterhouseCoopers Financial Services Practice and is structured with experienced PricewaterhouseCoopers financial services and insurance partners assigned to each of the four AIG segments. As noted in the Report of the Audit Committee, the matters discussed include PricewaterhouseCoopers LLP's experience and knowledge of each of the AIG business units and their respective financial reporting and controls, as well as the significant accounting principles and policies that affect AIG's financial reporting. As a result of the Committee's direct knowledge of and experience with the PricewaterhouseCoopers LLP engagement team and its performance, the Audit Committee has recommended the appointment of PricewaterhouseCoopers LLP as AIG's independent registered public accounting firm for the fiscal year ended December 31, 2006.

      Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

      The following table shows information about fees paid by AIG to PricewaterhouseCoopers LLP.

	2005 (in millions)	2004 (in millions)
Fees paid by AIG:
Audit fees	$67.2	$66.7
Audit-related fees(a)	2.6	1.4
Tax fees(b)	6.5	6.9
All other fees(c)	2.5	2.7

(a)	Audit-related fees are fees in respect of assurance and related services that are traditionally performed by independent accountants, including: employee benefit plan audits; due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions; internal control reviews; and consultation concerning financial accounting and reporting standards.

(b)	Tax fees are fees in respect of tax return preparation and consultation on tax matters (including tax return preparation and consultation on tax matters for expatriate employees), tax advice relating to transactions and other tax planning and advice.

(c)	All other fees include: assistance with information technology; providing access to information resources; training; reports on internal controls pursuant to SAS 70; and compliance reviews under CFA Institute (formerly Association for Investment Management and Research).

      The services provided by PricewaterhouseCoopers LLP and the fees paid by AIG were authorized and approved by the Audit Committee in compliance with the pre-approval policy and procedures described above. None of the non-audit services performed by PricewaterhouseCoopers LLP were approved under the SEC's de minimis exception to audit committee pre-approval.

ADOPTION OF EXECUTIVE INCENTIVE PLAN

EXECUTIVE INCENTIVE PLAN

      AIG is submitting the Executive Incentive Plan for the approval of shareholders.

      The EIP is a performance-based compensation program that will establish an overall formula for performance awards to senior executives. Under the EIP, each participating executive's yearly maximum performance compensation is first determined based on AIG's adjusted net income for the year. The Compensation Committee may then reduce a participant's performance compensation to an amount that is less than the formula amount.

      The EIP is being submitted for approval so that awards under the EIP qualify as “performance-based compensation” for tax purposes and are therefore deductible. The intent of the EIP is to provide for deductible compensation that perpetuates the sense of partnership that exists among AIG's senior executives and reinforces the alignment of employee and shareholder interests. The Board of Directors unanimously adopted the EIP on March 15, 2006, subject to approval by shareholders.

      Approval of the EIP requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

      The Board of Directors recommends a vote FOR the proposal to adopt the EIP.

Summary

      The following is a summary of the EIP. It is not complete, and shareholders should refer to the copy of the EIP in Appendix G for full details.

Administration

      The EIP will be administered by the Compensation Committee. The Compensation Committee may take action by a majority vote of its members and may delegate to any person who is not a member of the Compensation Committee any of its administrative responsibilities, consistent with Section 162(m) of the Internal Revenue Code.

Participants

      The Compensation Committee is responsible for designating key employees who will participate in the EIP for a given performance period within 90 days of the start of that period. The Compensation Committee will have the authority to remove a participant from the EIP at any time during a performance period and may make non-uniform decisions under the EIP, including decisions regarding which executives participate, any reduction in a participant's incentive award and any determination of whether a participant has been terminated for purposes of the EIP.

Performance Periods

      The EIP will operate for successive one-year performance periods. The first performance period will run from January 1, 2006 through December 31, 2006.

Performance Incentive Awards

      Each participant in the EIP may receive an incentive award of up to three-tenths of one percent (0.3%) of AIG's adjusted net income for the performance period. This amount may be reduced in the discretion of the Compensation Committee by any amount that the Compensation Committee determines appropriate.

Adjusted Net Income

      The EIP provides that AIG's adjusted net income is the consolidated net income of AIG and its subsidiaries (determined in accordance with U.S. Generally Accepted Accounting Principles) before:

•	realized gains or losses, net of tax;

•	the cumulative effect of changes in accounting treatment during the year, net of tax;

•	the cumulative effect of changes in tax laws during the year;

•	Financial Accounting Standard 133 gains and losses (excluding realized gains and losses, net of tax);

•	extraordinary items related to acquisition, restructuring and related charges, net of tax; and

•	other extraordinary items and any other unusual or non-recurring items of loss or expense, net of tax.

      For 2005, AIG's adjusted net income was $8.75 billion.

New Plan Benefits

      The amount of each participant's incentive award for the first performance period will be determined based on AIG's adjusted net income for 2006 and will be subject to the Compensation Committee's discretion to reduce any participant's incentive award. As a result, it is not possible to determine the amount that will be payable to any participant this year. Also, because of the Compensation Committee's discretion to reduce any participant's incentive award, AIG cannot determine the incentive awards that would have been paid had the EIP been in effect in 2005. AIG believes, however, that the Compensation Committee would have used its discretion to pay the same amounts in 2005 if the EIP had been in effect that year. The following table illustrates these amounts.

New Plan Benefits

Name	Dollar Value of Performance Compensation(1)
Current
Martin J. Sullivan	$8,625,000
Steven J. Bensinger	2,875,000
Jay S. Wintrob	2,550,000
Richard W. Scott	1,270,000
Edmund S.W. Tse	4,305,593
Rodney O. Martin, Jr.	1,450,000
Kristian P. Moor	2,650,000
Win J. Neuger	2,325,000
Current Executive Officers as a Group (2)	33,975,593
Non-Executive Officer Employees as a Group (2)	3,135,000

(1)	Although the amounts that would have been paid under the EIP cannot be determined, the Compensation Committee believes the incentive award would have been reduced to an amount not in excess of the amounts reflected in the Summary Compensation Table.

(2)	Assumes that 13 executive officers and 2 additional individuals participate in the EIP.

Forms of Incentive Awards

      Once a participant's incentive award has been determined for a performance period, it will be payable, at the sole discretion of the Compensation Committee, in the form of cash awards, deferred cash-based awards and/or equity-based awards. This includes the payment of cash bonuses, the grant of vested or unvested equity-based awards, the payment or accrual of long-term cash-based amounts under the AIG Senior Partners Plan and the grant or accrual of long-term equity-based amounts under the AIG Partners Plan. This flexibility will allow the Compensation Committee to tailor the incentive awards to AIG's specific needs.

Valuing Incentive Awards

      The Compensation Committee is responsible for valuing the various forms of compensation it uses to pay incentive awards. For this purpose, the value used by the Compensation Committee will be as follows:

•	Deferred cash-based awards: the accrued or awarded cash value at the end of the performance period.

•	Full-value equity-based awards: the closing price of AIG Common Stock on the last trading day of the performance period.

•	Appreciation equity-based awards: the fair value, based on the methodology used by AIG with respect to the performance period in its financial statements and on the closing price of AIG Common Stock on the date of grant. It is currently anticipated, however, that options will continue to be issued outside of the EIP.

Sub-Plans

      From time to time, the Compensation Committee may designate other AIG compensation plans that will operate as sub-plans under the EIP. For any participant in the EIP who is also a participant in any designated sub-plan, awards will be earned in those sub-plans only to the extent that the Compensation Committee determines to pay the EIP incentive award through those sub-plans. The Compensation Committee has initially designated the annual cash bonus program, the AIG Senior Partners Plan and AIG Partners Plan as sub-plans of the EIP.

      For example, if an executive is a participant in both the EIP and the Senior Partners Plan, the executive will receive a deferred cash award under the Senior Partners Plan only if (1) the Senior Partners Plan minimum threshold is met for the performance period, (2) the participant's EIP incentive award is sufficient to cover the Partners Plan award, and (3) the Compensation Committee determines to pay the EIP incentive award, in part through the Senior Partners Plan.

Section 162(m)

      The EIP was designed so that all awards under the EIP are considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code and the regulations thereunder. Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1 million, but excludes “performance-based compensation” from this limit. Awards under the EIP are intended to constitute “performance-based compensation” for these purposes. Likewise, compensation realized by executive officers through the exercise of stock options should be fully deductible to AIG as “performance-based compensation” under Section 162(m).

Term and Amendment of the EIP

      If approved by the shareholders, the EIP will continue until suspended or terminated by the Board of Directors in its sole discretion. If the EIP is not approved by the AIG shareholders, no amounts will be paid under the EIP. The Board of Directors may amend the EIP at any time. The Board of Directors may, but is not required to, seek shareholder approval of amendments to the EIP.

OTHER MATTERS

OTHER MATTERS TO BE PRESENTED AT THE 2006 ANNUAL MEETING

      Your Board of Directors knows of no other matters to be presented at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

      All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year's Proxy Statement pursuant to SEC Rule 14a-8 should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 6, 2006. Under the AIG by-laws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2007 Annual Meeting of Shareholders must be received not less than 90 nor more than 120 days prior to May 17, 2007 unless the 2007 Annual Meeting is not scheduled to be held on a date between April 17, 2007 and June 16, 2007, in which case notice must be received no less than the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG by-laws may be obtained from the Secretary of AIG.

OWNERSHIP OF CERTAIN SECURITIES

      The following table contains information regarding the only persons who, to the knowledge of AIG, beneficially own more than five percent of AIG's Common Stock.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent(1)

FMR Corp. and Edward C. Johnson 3d (collectively, the “FMR Group”)(2) 82 Devonshire Street Boston, MA 02109	176,697,164	6.808%
C.V. Starr & Co., Inc.; Edward E. Matthews; Maurice R. Greenberg; Maurice R. and Corinne P. Greenberg Family Foundation, Inc.; Starr International Company, Inc.; The Universal Foundation (collectively, the “Starr Group”)(3) 399 Park Avenue 17th Floor New York, NY 10022(4)	396,124,637	15.2%

(1)	Percentages calculated based on AIG Common Stock outstanding as set forth in the Schedule 13G and Schedule 13D described in notes 2 and 3 below.

(2)	Based on a Schedule 13G filed February 14, 2006 by FMR Corp. (the “FMR Schedule 13G”), FMR Corp, is the parent company of various entities that provide investment advisory and management services to the Fidelity Group of mutual funds and is the beneficial owner of these shares. Item 7 of the FMR Schedule 13G provides details as to the voting and investment power of each member of the FMR Group, as well as the right of each member of the FMR Group to acquire AIG Common Stock within 60 days. It also provides information as to Fidelity International Limited, which operates as a separate entity from FMR Corp. and beneficially owns 5,629,988 shares of AIG Common Stock. The FMR Schedule 13G states that FMR Corp. and Fidelity International are of the view that they are not a group and the shares held by the other do not need to be aggregated.

(3)	Based on a Schedule 13D filed March 7, 2006 by each member of the Starr Group (the “Starr Group Schedule 13D”), the members of the Starr Group do not affirm the existence of a group and disclaim beneficial ownership of each other member of the group. Item 5 to the Starr Group Schedule 13D provides details as to the voting and investment power of each member of the Starr Group, as well as the right of each member of the Starr Group to acquire AIG Common Stock within 60 days.

(4)	This is the principal office for all Starr Entities, other than Starr International Company, Inc., which has a principal office at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland and the Universal Foundation, which has a principal office at Mercury House, 101 Front Street, Hamilton HM 12, Bermuda.

      The following table summarizes the ownership of equity securities of AIG by the directors and nominees, by the current and former executive officers named in the Summary Compensation Table and by the directors and current executive officers as a group.

	Equity Securities of AIG Owned Beneficially as of January 31, 2006(1)
	AIG Common Stock
Director, Nominee or Executive Officer	Amount and Nature of Beneficial Ownership(2)(3)	Percent of Class
M. Bernard Aidinoff	85,808	(4)
Steven J. Bensinger	15,981	(4)
Pei-yuan Chia	58,624	(4)
Marshall A. Cohen	75,595	(4)
William S. Cohen	2,500	(4)
Martin S. Feldstein	73,829	(4)
Ellen V. Futter	16,556	(4)
M.R. Greenberg	(5)	(5)
Stephen L. Hammerman	0	—
Carla A. Hills	81,298	(4)
Richard C. Holbrooke	15,800	(4)
Donald P. Kanak	142,598	(4)
Fred H. Langhammer	0	—
Rodney O. Martin, Jr.	815,638	.03
George L. Miles, Jr.	0	—
Kristian P. Moor	124,619	(4)
Win J. Neuger	216,829	(4)
Morris W. Offit	0	—
James F. Orr III	0(6)	—
Richard W. Scott	461,438	.02
Howard I. Smith	(5)	(5)
Martin J. Sullivan	176,041	(4)
Michael H. Sutton	0	—
Thomas R. Tizzio	849,426	.03
Edmund S.W. Tse	1,400,767	.05
Robert B. Willumstad	0	—
Jay S. Wintrob	2,125,992	.08
Frank G. Zarb	16,500	(4)
All Directors and Executive Officers of AIG as a Group (44 individuals)	54,644,833	2.10

(1)	Amounts include shares as to which the individual shares voting and investment power as follows: Chia—4,950 shares with a corporation, 1,000 shares with wife's generation skipping trust and 750 shares with father's estate, Feldstein—23,727 shares with a corporation, Hills—750 shares with a family partnership, Tse—985,611 shares with a corporation, and all directors and current executive officers of AIG as a group—1,016,428 shares.

(2)	Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows: Aidinoff—36,593 shares, Bensinger—15,500 shares, Chia—36,593 shares, M. Cohen—36,593 shares, W. Cohen—2,500, Feldstein—15,500 shares, Futter—15,500 shares, Hills—36,593 shares, Holbrooke—12,500 shares, Kanak—118,703 shares, Martin—755,019 shares, Moor—120,421 shares, Neuger—122,146 shares, Scott—411,843 shares, Sullivan—131,583 shares, Tizzio—232,614 shares, Tse—415,156 shares, Wintrob—622,768 shares, Zarb—12,500 shares, and all directors and executive officers of AIG as a group—3,816,566 shares. Amount of equity securities shown excludes shares granted to each non-employee director with delivery deferred until retirement from the Board.

(3)	Amount of equity securities shown also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Aidinoff—2,364 shares, Chia—403 shares, Martin—1,125 shares, Scott—1,700 shares, Sullivan—424 shares, Tizzio—54,266 shares, Tse—3,555 shares, Wintrob—4,008 shares, Zarb—5,245 shares, and all directors and current executive officers of AIG as a group—138,685 shares.

(4)	Less than .01 percent.

(5)	According to AIG records and the information in the Starr Group Schedule 13D, Mr. Greenberg has 2,902,886 options which may be exercised within 60 days. Information with respect to Mr. Greenberg's beneficial ownership of AIG securities is included in the Starr Group Schedule 13D and Mr. Greenberg's Form 4, dated March 13, 2006. Information with respect to Mr. Smith's beneficial ownership of AIG securities is included in Mr. Smith's Form 4, dated December 22, 2004.

(6)	Mr. Orr purchased 10,000 shares of AIG Common Stock on March 22, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and ten percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, executive officers, and ten percent holders during 2005 were one late report by Mr. Stephen L. Hammerman, a director, as a result of an administrative error by AIG, reporting the exempt acquisition of 250 shares in June of 2005 as part of his director's compensation; three late reports by Mr. David L. Herzog, an executive officer, reflecting the disposition of an aggregate of 1,066 shares (280 shares in June 2005, 280 shares in August 2005 and 500 shares in November 2005); a late initial report by Mr. Eric N. Litzky, reflecting his election as an executive officer in November 2005; two late reports by Mr. Rodney O. Martin, Jr., an executive officer, reflecting the disposition of 5,101 shares in December 2005 in connection with an exempt reallocation of assets in his 401(k) and the exempt disposition of 9,000 shares in January 2005 in connection with satisfaction of tax liabilities with respect to the vesting of restricted stock; one late report by Mr. Richard W. Scott, an executive officer, reporting the acquisition of 11,141 shares representing the exempt acquisition of shares pursuant to an employee benefit award; and two late reports by Mr. Frank G. Zarb, a director, reflecting the sale of 400 shares in August 2003 and to increase the amount of shares reported as acquired in February 2006 from 100 shares to 400 shares.

PERFORMANCE GRAPH

      The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five-year period (December 31, 2000 to December 31, 2005) with the cumulative total return of the Standard & Poor's 500 stock index (which includes AIG) and a peer group of companies (the “Peer Group”) consisting of eight insurance companies to which AIG compares its business and operations: The Allstate Corporation, The Chubb Corporation, CNA Financial Corporation, The Hartford Financial Services Group, Inc. (formerly known as ITT Hartford Group, Inc.), Lincoln National Corporation, MetLife, Inc., Prudential Financial, Inc. and The St. Paul Travelers Companies, Inc. Dividend reinvestment has been assumed and, with respect to companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization.

FIVE YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested on December 31, 2000
TOTAL SHAREHOLDER RETURNS

$0

$50

$100

$150

AMERICAN INTERNATIONAL GROUP

S&P 500 INDEX

PEER GROUP

YEARS ENDING

Dec00

Dec01

Dec02

Dec03

Dec04

Dec05

	2000	2001	2002	2003	2004	2005
AIG	100.00	80.72	58.98	67.84	67.49	70.76
S&P 500	100.00	88.11	68.64	88.33	97.94	102.75
Peer Group	100.00	85.91	76.33	95.48	115.81	141.33

INCORPORATION BY REFERENCE

      To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee on Executive Compensation”, “Report of the Audit Committee” (to the extent permitted by the SEC rules), “Report of the Nominating and Corporate Governance Committee”, “Performance Graph” and the Appendices to the Proxy Statement (other than Appendix G), shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

      In accordance with a notice sent to certain shareholders of AIG Common Stock who hold AIG Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and AIG's 2005 Annual Report to Shareholders is being sent to that address unless AIG receives contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or AIG's Annual Report to Shareholders, he or she may contact the AIG Director of Investor Relations at 70 Pine Street, New York, New York 10270, 212-770-6293, and AIG will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the AIG Director of Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of AIG's proxy materials and annual reports, he or she may request householding in the future by contacting the AIG Director of Investor Relations.

PROXY SOLICITATION

      AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $12,500 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

APPENDIX A

AMERICAN INTERNATIONAL GROUP, INC.
CORPORATE GOVERNANCE GUIDELINES

I. Introduction

      The Board of Directors (the “Board”) of American International Group, Inc. (“AIG”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed this set of Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to set forth a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions. These Guidelines are designed with AIG's current business operations, ownership, capital structure, and economic conditions in mind.

II. Roles of Board and Management

      The business of AIG is conducted by management under the oversight of the Board. The roles of the Board and management are related, but distinct. AIG's business strategy is developed and implemented under the leadership and direction of the Chief Executive Officer by its officers and other employees. The members of the Board serve as the elected representatives of the current and future shareholders, act as advisers and counselors to the Chief Executive Officer and senior management and oversee management's performance on behalf of the shareholders. In performing its general oversight function, the Board reviews and assesses AIG's strategic and business planning as well as management's approach to addressing significant risks and challenges facing AIG. As part of this function, the Board reviews and discusses reports regularly submitted to the Board by management with respect to AIG's performance, as well as significant events, issues and risks that may affect AIG's business or financial performance. In performing its oversight function, the Board and its members will maintain frequent, active and open communication and discussions with the Chief Executive Officer and the management of AIG.

III. Board Composition

      The size and composition of the Board is to be determined from time to time by the Board itself in an effort to balance the following goals:

•	The size of the Board should facilitate substantive discussions by the whole Board in which each director can participate meaningfully. Given the size and complexity of the businesses in which AIG is engaged, as well as the value of diversity of experience and views among Board members, the Board currently believes that it will be desirable over time to have a Board of between 14 and 16 members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other particular circumstances).

•	In order to provide oversight to management, given AIG's complex businesses, the composition of the Board should encompass a broad range of skills, expertise, industry knowledge and diversity of opinion.

•	At least two-thirds of the Board will consist of directors who are, under the New York Stock Exchange, Inc. (“NYSE”) listing standards, “independent” in the business judgment of the Board (“Independent Directors”).

IV. The Chairman of the Board

A.	Selection of the Chairman. The Board will select its Chairman in the manner it considers to be in the best interests of AIG at any given point in time. At the current time, the policy of the Board, reflected in the by-laws, is that (1) the role of Chairman should be separate from that of the Chief Executive Officer and (2) the Chairman should be selected from the Independent Directors.

The selection of the Chairman will be reviewed annually. In connection with this review, the Nominating and Corporate Governance Committee will conduct an independent evaluation of the Chairman. Under normal circumstances, the same individual should not serve as non-executive Chairman for more than five years.

B.	Duties of the Chairman. The Chairman will have the duties assigned by the Board. It is the Board's current policy that the Chairman's duties include:

•	Preparing agendas for meetings of the Independent Directors;

•	Chairing meetings of the Board as well as executive sessions of the Independent Directors;

•	Overseeing the preparation of agendas for meetings of the Board in consultation with the Chief Executive Officer;

•	Leading the Board in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer's reports on senior management performance and management succession issues and plans;

•	Overseeing the process of informing the Board through timely distribution of information and reports;

•	Overseeing the processes of annual Board and Committee self-evaluations; and

•	Serving as an ex-officio, non-voting member of each standing committee of the Board. The Chairman's participation as an ex officio member at any meeting will not affect the presence or absence of a committee's quorum. In acknowledgment of the numerous committee meetings, the Chairman will decide, in his sole discretion, which committee meetings he will attend.

V. Selection of Directors

      The Nominating and Corporate Governance Committee is responsible for recommending a slate of directors to the Board for election at the annual meeting of shareholders, or one or more nominees to fill vacancies occurring between annual meetings of shareholders.

A.	Nominations. The Board, based on the recommendations of the Nominating and Corporate Governance Committee, will select nominees for the position of director considering the following criteria:

	•	High personal and professional ethics, values and integrity;

	•	Ability to work together as part of an effective, collegial group;

	•	Commitment to representing the long-term interests of AIG;

	•	Skill, expertise, diversity, background, and experience with businesses and other organizations that the Board deems relevant;

	•	The interplay of the individual's experience with the experience of other Board members; the contribution represented by the individual's skills and experience to ensuring that the Board has the necessary tools to perform its oversight function effectively; and the extent to which the individual would otherwise be a desirable addition to the Board and any committees of the Board; and

	•	Ability and willingness to commit adequate time to AIG over an extended period of time.

B.	Evaluation of Nominees. The Nominating and Corporate Governance Committee will discuss and evaluate possible candidates in detail prior to recommending them to the Board. The Nominating and Corporate Governance Committee will also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the assessment of the Nominating and Corporate Governance Committee, will determine whether a nominee or appointee would be an Independent Director. The Board has adopted Director Independence Guidelines to assist in this process. A copy of those Guidelines is attached as Annex A to these Corporate Governance Guidelines.

C.	Shareholder Nominations. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership proposed by shareholders and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee.

Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information to: Chairman, Nominating and Corporate Governance Committee, c/o Secretary, American International Group, Inc., 70 Pine Street, New York, NY 10270. All shareholder recommendations as to possible Board members must comply with the information and timing requirements set forth in AIG's by-laws.

D.	Orientation and Continuing Education. Management, working with the Board, will provide an orientation process for new directors, including background material on AIG, its business plan and its risk profile, and meetings with senior management. Management will also provide a continuing education program for directors regarding matters relevant to AIG, its business plan and risk profile, as well as other appropriate subjects.

VI. Election, Term and Retirement of the Directors

A.	Election and Term. A Director holds office until the annual meeting of shareholders next succeeding his or her election and until a successor is elected and qualified or until his or her earlier resignation or removal. In light of the complexities of AIG's businesses and the time it takes for a director to become familiar with them, the Board does not believe that term limits are appropriate.

B.	Voting for Directors. Any nominee for election as a director, in an uncontested election, who receives a greater number of votes cast “withheld” for his or her election than “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation, including whether, if the resignation is accepted, the resulting vacancy should be eliminated or filled. AIG will publicly disclose each such resignation and the related action taken by the Board.

C.	Director Retirement. No individual shall stand for election as a director after reaching the age of 73. The Board, however, upon the recommendation of the Nominating and Corporate Governance Committee, may waive this limitation for any director for a period of one year, if it is deemed to be in the best interests of AIG.

D.	Former CEOs. No individual who has served but is not currently serving as Chief Executive Officer of AIG shall serve as a director.

E.	Change in Status. If (other than as a result of retirement) a director's principal occupation changes from that at the time such director was last nominated for election, then such director shall inform the Chairman of the Nominating and Corporate Governance Committee of the change and shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation.

F.	Board Vacancies. In the event that a vacancy on the Board is created for any reason, and it is determined by the Nominating and Corporate Governance Committee that the vacancy is to be filled, the Nominating and Corporate Governance Committee will consider the views of interested shareholders, as it is deemed appropriate.

VII. Board Meetings

      The Board currently plans to hold at least six regular meetings each year, with further meetings to occur when called by the Chairman or the Chief Executive Officer or requested by two directors as provided in the by-laws.

      The Chairman will oversee the preparation of the agendas for meetings of the Board in consultation with the Chief Executive Officer. Any director may suggest the inclusion of additional subjects on the agenda. The agenda for each committee meeting will be established by the respective committee chairman. Management will endeavor to provide all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions, the operations of the business and, in certain cases, it may not be desirable to circulate materials in advance of the meeting. Materials presented to the Board or its committees should be as concise as practicable but consistent with the need to provide the information needed for the directors to make an informed judgment and engage in informed discussion. As provided in the by-laws, the Board or any committee thereof may also take action by unanimous written consent.

VIII. Executive Sessions

      To ensure free and open discussion and communication among the Independent Directors of the Board, the Independent Directors will meet in executive sessions, with no members of management present, in conjunction with each regular (non-telephonic) meeting of the Board. The Chairman will preside at the executive sessions unless the Chairman is unable to attend, in which case the Independent Directors will designate one of the Independent Directors to preside. In addition, unless the Chairman decides it to be unnecessary, the Chief

Executive Officer will join a portion of each executive session to give the Independent Directors an opportunity to consult with the Chief Executive Officer.

IX. The Committees of the Board

A.	Committees. The Board will have at least the following standing committees: Audit Committee; Compensation Committee; Finance Committee; Public Policy and Social Responsibility Committee; Regulatory, Compliance and Legal Committee; and Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee must each have a written charter satisfying the rules of the NYSE. The Audit Committee must also satisfy the requirements of Securities and Exchange Commission (“SEC”) Rule 10A-3. Each committee chairman will give a report to the Board periodically on his or her committee's activities.

B.	Composition of the Committees. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee will each be composed of at least three directors all of whom are Independent Directors. Each other standing committee will have a majority of members who are Independent Directors. In the case of the Audit Committee, the Chairman and a majority of the members also will be “Audit Committee Financial Experts” as defined in Section 401(h) of the SEC's Regulation S-K, and all members will be “financially literate” as determined by the Board (based upon a determination and recommendation by the Nominating and Corporate Governance Committee) in accordance with NYSE listing standards. Any additional qualifications required for the members of each committee will be set out in the respective committee's charter. A director may serve on more than one committee for which he or she qualifies.

Membership of committees will be reviewed by the Nominating and Corporate Governance Committee, which will make recommendations to the Board regarding composition of each of the committees of the Board at least annually. In that regard, the Board believes that rotation of members and chairmen of its committees is desirable. The Board does not believe, however, that fixed time periods for rotation are desirable. As a general rule, the Board believes that a director should serve as chairman of the same committee for not less than three consecutive years and for not more than five years.

X. Board Responsibilities

A.	Overall Business Strategy. The Board will periodically review and approve AIG's overall strategic and business plans.

B.	Chief Executive Officer. The Board will be responsible for the selection and evaluation of the Chief Executive Officer.

C.	Management Succession. The Board will review and consider the management succession plan, developed by the Chief Executive Officer, to ensure that future selections are appropriately considered. The principal components of this plan, on which the Chief Executive Officer will report at least annually to the Board, are:

• A proposed plan for Chief Executive Officer succession, both in an emergency situation and in the ordinary course of business; and

• The Chief Executive Officer's plan for management succession for the other policy-making officers of AIG.

D.	Evaluating and Approving Compensation for the Chief Executive Officer. The Board, acting through the Compensation Committee, evaluates the performance of the Chief Executive Officer against AIG's goals and objectives and approves the compensation of the Chief Executive Officer.

E.	Executive Compensation. The Compensation Committee makes recommendations to the Board with respect to (1) AIG's general compensation philosophy, (2) the compensation programs applicable to senior executives of AIG and (3) other employee compensation.

The Board and the Compensation Committee are committed to the full, fair and transparent disclosure of executive compensation. This commitment will be considered in connection with AIG's public disclosures regarding executive compensation.

F.	Board Compensation. The Nominating and Corporate Governance Committee periodically reviews and makes recommendations to the Board regarding the form and amount of the compensation of members of the Board. The Board will set the form and amount of director compensation, taking into account the recommendations of the Nominating and Corporate Governance Committee. Only non-management directors will receive compensation for services as a director. To create a direct linkage with corporate performance, the Board believes that a meaningful portion of a director's compensation should be provided and held in the common stock of AIG and other types of equity-based compensation.

G.	Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:

	•	legal or regulatory requirements;

	•	the materiality of the transaction to AIG's financial performance, risk profile or business;

	•	the terms of the transaction; or

	•	other factors, such as entry into a new business or a significant variation from AIG's strategic plan.

The Board, in conjunction with management of AIG, will develop standards to be utilized by management in determining the types of transactions that should be submitted to the Board for review and approval or notification.

XI. Expectations of Directors

      The business and affairs of AIG are to be managed by or under the direction of the Board in accordance with the laws of the State of Delaware. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of AIG. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board's business.

A.	Commitment and Attendance. All directors should make every effort to attend every meeting of the Board and every meeting of committees of which they are members. Directors are expected to attend the annual meeting of shareholders. A director may attend meetings (without having a vote or affecting the presence or absence of a quorum) of any committee of which the director is not a member, with the consent of the committee chairman. The Chairman may attend any meetings of committees of which he is an ex-officio member in his sole discretion.

Any director who, for two consecutive calendar years, attended fewer than 75% of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Nominating and Corporate Governance Committee in making its recommendations to the Board.

B.	Participation in Meetings. Each director should be sufficiently familiar with the business of AIG, including its financial statements and capital structure, and the risks and the competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of AIG's business.

C.	Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to AIG. This duty of loyalty mandates that the best interests of AIG take precedence over any interests possessed by a director.

AIG has adopted a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. Directors should be familiar with the Code's provisions and should consult with AIG's Vice President—Corporate Governance in the event of any issues that arise with respect to the matters set forth in the Code.

D.	Other Directorships. AIG values the experience directors bring from other boards on which they serve, but recognizes that those boards also present significant demands on a director's time and availability and may present conflicts and legal issues. Directors will advise the Chairman of the Nominating and Corporate Governance Committee and the Chief Executive Officer before accepting membership on any other board of directors or other significant commitments involving affiliation with other businesses or governmental units.

It is AIG's policy that the Chief Executive Officer should not serve on the board of directors of more than one public company (other than AIG or a company in which AIG has a significant equity interest). In addition, the Board generally considers it desirable for other directors not to serve on the boards of directors of more than four public companies (other than AIG or a company in which AIG has a significant equity interest) that require a substantial time commitments, absent special circumstances.

It is the responsibility of the Nominating and Corporate Governance Committee to review each Director's, and each potential Director's, overall commitments to help ensure that all Directors have sufficient time to fulfill their responsibilities as Directors. In considering its nominations of candidates for election to the Board, the Nominating and Corporate Governance Committee may determine that a lesser number of Boards than four is appropriate.

E.	Contact with Management. All directors are invited to contact the Chief Executive Officer at any time to discuss any aspect of AIG's business. Directors also have complete access to other members of management. The Board expects that there will be frequent opportunities for directors to meet with the Chief Executive Officer and other members of management in Board and committee meetings, or in other formal and informal settings.

Further, the Board encourages management, from time to time, to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement or substantial knowledge in those areas and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

F.	Board Interaction with Institutional Investors and the Press. It is important that AIG speak to employees and outside constituencies with a single voice and that management serves as the primary spokesperson. If a situation does arise in which it seems appropriate for a non-management director to act as a spokesman on behalf of AIG, the director will first consult with the Chief Executive Officer. The foregoing is not intended to preclude the Chairman from speaking on behalf of the Independent Directors, when necessary.

G.	Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of all information received in connection with his or her service as a director.

XII. Communications with the Board of Directors

      Shareholders may communicate directly with one or more directors by (1) writing to them c/o Secretary, American International Group, Inc., 70 Pine Street, New York, NY 10270 or (2) email at an address that will be included in the annual proxy statement.

XIII. Evaluating Board and Committee Performance

      AIG believes that self-evaluations of the Board, the standing committees of the Board and individual directors are important elements of corporate governance. Under the general oversight of the Chairman:

•	the Board, acting through the Nominating and Corporate Governance Committee, will conduct an annual self-evaluation and evaluation of each member of the Board; and

•	each standing committee will conduct an annual self-evaluation, in the manner and to the extent specified in the committee's charter.

XIV. Charitable Giving

      AIG, and its subsidiaries, make charitable gifts, grants, contributions, commitments and pledges and awards of various types (collectively “gifts”) in the ordinary course of their business to charities, including foundations, endowments, trusts, charitable organizations and groups, cultural and educational institutions and others (collectively, “institutions”). The Board has adopted the following guidelines with respect to the making of such gifts:

•	Gifts are made for the furtherance of AIG's business interests, including the enhancement of AIG's reputation and standing in the communities where it operates. It is the responsibility of management to determine whether a gift satisfies this purpose before it is made, pledged or committed.

•	Management will provide the Public Policy and Social Responsibility Committee with quarterly reports on all charitable gifts that have been made, pledged or committed for since the last such report that result in gifts aggregating $100,000 or more within the current calendar year to or on behalf of a given institution. Management will also provide an annual report, that will be made publicly available, with respect to all charitable gifts that have been made, pledged or committed for during the past calendar year that result in gifts aggregating $100,000 or more to or on behalf of a given institution. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $100,000 or more amount.

•	Management will inform the Nominating and Corporate Governance Committee before the making of any proposed gift that would result in gifts aggregating $100,000 or more within any calendar year to or on behalf of an institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $100,000 or more amount.

•	Directors will not directly solicit gifts from AIG (including any of its subsidiaries) to or on behalf of any institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer.

XV. Political Contributions

      AIG, and its subsidiaries, make political contributions in the ordinary course of their business for the furtherance of AIG's business interests. It is the responsibility of management to determine whether a contribution satisfies this purpose before it is made, pledged or committed for. All political contributions will be made in accordance with all applicable laws, rules and regulations.

      Management will provide the Public Policy and Social Responsibility Committee with a report, at least annually, with respect to all political contributions that have been made since the last such report. The Public Policy and Social Responsibility Committee will report to the Board, at least annually, with respect to its review of the report provided by management on political contributions.

XVI. Reliance on Management and Outside Advice

      The Board will have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting and other advisors to assist it. In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Board may retain, if appropriate, independent legal, accounting and other advisors to assist the Board (or, when appropriate, the Independent Directors), and may determine the compensation of such advisors, and AIG will be responsible for any costs or expenses so incurred.

Amended: March 15, 2006

ANNEX A

AMERICAN INTERNATIONAL GROUP, INC.
DIRECTOR INDEPENDENCE STANDARDS

      A director having any of the following relationships will be deemed to have a material relationship(1) with AIG(2) and will not be considered “independent”:

•	The director is, or has been within the last three years, an employee of AIG, or an immediate family member(3) is, or has been within the last three years, an executive officer(4) of AIG.(5)

•	During any twelve-month period within the last three years, (1) the director has received any direct compensation from AIG or (2) the director has an immediate family member who has received more than $100,000 in direct compensation from AIG for service as an executive officer, in any such case other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).(5)

•	(1) The director or an immediate family member is a current partner of a firm that is AIG's internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on AIG's audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of AIG's present executive officers at the same time serves or served on that company's compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments(6) to, or received payments from, AIG for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

      The following relationships and transactions shall not be deemed material for purposes of the New York Stock Exchange listing standards. The fact that a particular relationship or transaction is not addressed by the below standards or exceeds the thresholds in one or more of these standards shall not create a presumption that the director is or is not “independent”.

•	A relationship arising solely from a director's status as an executive officer, employee or a greater than 10% equity owner of a for-profit corporation or organization that has made payments to or received payments from AIG so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other company's consolidated gross revenues for the fiscal year in which the payments were made (based on the other company's most recently available financial statements).

•	A relationship arising solely from director's ownership of 10% or less of the equity interests in an entity that has a relationship or engages in a transaction with AIG.

•	A relationship arising solely from a director's position as a director or advisory director (or similar position) of another for-profit organization that engages in a transaction with AIG.

(1)	Such relationship may be either direct or as a partner, shareholder or officer of an organization that has a relationship with AIG.

(2)	“AIG” refers to American International Group, Inc. and its consolidated subsidiaries.

(3)	“Immediate family member” includes a director's spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director's home. When applying the relevant look-back provisions of the standards, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

(4)	“Executive officer” refers to such entity's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

(5)	Employment or compensation received by a director for former service as an interim chairman or Chief Executive Officer does not need to be considered as a factor by the board in determining independence under this test.

(6)	Contributions to tax exempt organizations are not considered payments for purposes of this test.

A-1-1

•	A relationship arising solely from a director's affiliation with a charitable organization as a director, advisory director (or in a similar capacity) or executive officer that receives contributions from AIG, so long as such contributions (other than employee matching contributions) for a calendar year are not in excess of $200,000.(7)

•	The ownership by a director of equity securities of AIG.

•	The purchase of insurance, investment or other products or services from AIG, or the maintenance of a brokerage or similar account with AIG, in each case, so long as the relationship or transaction is entered into in the ordinary course of business and is on substantially the same terms as those prevailing at the time for similarly situated persons who are not directors of AIG.

•	Any other relationship or transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

•	Any relationship or transaction with an immediate family member of a director that would fall within one of the preceding standards.

(Director Independence Standards—Amended March 15, 2006)

(7)	Contributions made by AIG to charitable organizations under the AIG Matching Grants Program will not be taken into account for purposes of this test.

A-1-2

APPENDIX B

AMERICAN INTERNATIONAL GROUP, INC.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
(Amended March 15, 2006)

I. Purpose of Committee

      The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of American International Group, Inc. (“AIG”) (a) identifies individuals qualified to become Board members, consistent with the criteria approved by the Board, and recommends individuals to the Board for nomination, election, or appointment as members of the Board and its committees, (b) advises the Board on corporate governance matters, including developing and recommending to the Board a set of Corporate Governance Guidelines for AIG and (c) oversees the evaluation of the Board of AIG and its committees.

II. Committee Membership

      The Committee shall be comprised of at least three directors, each of whom shall serve at the pleasure of the Board and be “independent” under the rules of the New York Stock Exchange, Inc. (“NYSE”) and any other applicable, law, rule, or regulation. The Board shall appoint a Chairman of the Committee (“Chairman”).

      Determinations of independence shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with applicable law and regulation and Securities and Exchange Commission (“SEC”) and NYSE rules and standards.

III. Organization

      The committee will meet at least four times each year or more frequently as it deems necessary or appropriate to carry out its responsibilities.

      The Chairman shall, in consultation with other Committee members, set the agenda for and preside at meetings of the Committee. The Secretary of AIG or another designated individual shall record and keep minutes of all Committee meetings.

IV. Committee Duties and Responsibilities

      The following are the duties and responsibilities of the Committee:

      Nominations.

A.	To identify nominees qualified to become Board members for recommendation to the Board and, in each case, to provide the Board the Committee's assessment of whether such nominee is independent and, in respect of members of the Audit Committee, whether such nominee is an “Audit Committee Financial Expert” and/or “financially literate.” Nominees should meet the criteria set forth in AIG's Corporate Governance Guidelines. The Committee will consider candidates proposed by shareholders and may consider candidates proposed by management and others.

B.	To review and make recommendations to the Board with respect to the composition and Chairmen of committees of the Board. This review will be conducted annually.

      Corporate Governance.

A.	To develop and recommend to the Board a set of corporate governance guidelines, to assist the Board in interpreting those guidelines, to review and reassess the adequacy of those guidelines at least annually, and to recommend any changes to those guidelines to the Board.

B.	To oversee, in such manner as it deems appropriate, the evaluation of the Board and committees of the Board.

C.	To make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size and composition of the Board or any committee thereof.

B-1

D.	To review the charters and, if necessary or desirable, to recommend to the Board changes in the duties and responsibilities of the committees, or the dissolution of committees or creation of additional committees.

E.	To advise the Board on corporate governance matters, including recommending practices that enable the Board to comply with applicable laws and regulations.

F.	To review proposals submitted by shareholders for action at meetings of shareholders and make recommendations to the Board for action with respect thereto.

G.	To report to the Board on the number, substance and status of such proposals submitted by shareholders (or proposals that shareholders have indicated they may submit).

H.	To reconsider any shareholder proposal that was not supported by the Board but received approval of a majority of the votes cast at the relevant shareholders meeting (at which a quorum was present) and recommend any action to be taken with respect thereto. Such action may include a member of the Committee meeting with the shareholder proponent of such a proposal.

I.	To make recommendations to the Board regarding action to be taken in response to the tender of resignation by a director in the circumstances required by AIG's Corporate Governance Guidelines.

J.	Upon request of the Board, to review requests by a director, executive officer, or senior financial officer to waive a provision of the AIG Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics or AIG's Code of Conduct, including, in each case, any requests with respect to an actual or potential conflict of interest, and to recommend to the Board any action with respect thereto.

      Other Duties and Responsibilities.

A.	To present a summary of the actions taken at each Committee meeting to the Board.

B.	To exercise such other powers and authority as the Board shall, from time to time, confer upon it.

C.	To take such actions and make such determinations and recommendations as required to comply with the rules of the SEC relating to nominating and governance committee functions and communications between the Board and shareholders.

D.	To (i) prepare a report of the Committee, if the Committee deems it to be appropriate or desirable, for inclusion in AIG's annual proxy statement and (ii) approve the disclosure with respect to the Committee and its operations required by the rules of the SEC to be included in AIG's annual proxy statement.

V. Committee Self-Assessment

      The Committee shall conduct an annual evaluation of its performance and report the results of such review to the Board. In connection with that annual review, the Committee shall also recommend to the Board any modifications of this Charter that the Committee deems necessary or appropriate. The format of the self-assessment shall be determined by the Committee.

VI. Resources and Authority of the Committee

      The Committee shall have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting, and other advisors to assist it. In performing its functions, the Committee is entitled to rely on the findings of fact, advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Committee may retain, if appropriate, independent legal, accounting, and other advisors to assist it, and may determine the compensation of such advisors, and AIG shall be responsible for any costs or expenses so incurred.

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APPENDIX C

AMERICAN INTERNATIONAL GROUP, INC.
COMPENSATION COMMITTEE CHARTER
(Amended March 15, 2006)

I. Purpose of Committee

      The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of American International Group, Inc. (“AIG”) oversees the administration of AIG's compensation programs, determines and approves the compensation of the Chief Executive Officer (“CEO”), approves the compensation of other senior executives under its purview, makes recommendations with respect to the compensation programs applicable to senior executives and other employee compensation, oversees AIG's management development and succession planning programs and produces a Committee report on executive compensation for inclusion in AIG's annual proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

II. Committee Membership

      The Committee shall be comprised of at least three directors, each of whom shall serve at the pleasure of the Board and shall be “independent” under the rules of the New York Stock Exchange, Inc. (“NYSE”) and any other applicable law, rule, or regulation. The Board shall appoint a Chairman of the Committee. Each member shall also be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “nonemployee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

      Determinations of independence shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with applicable law and regulation and SEC and NYSE rules and standards.

III. Organization

      The Committee will meet at least four times each year or more frequently as it deems necessary or appropriate to carry out its duties and responsibilities.

      The Chairman shall, in consultation with management and other Committee members, set the agenda for and preside at meetings of the Committee. The Secretary of AIG or another designated individual shall record and keep minutes of all Committee meetings.

      The Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions.

IV. Committee Duties and Responsibilities

      The following are the duties and responsibilities of the Committee:

A.	In consultation with senior management, to make recommendations to the Board with regard to AIG's general compensation philosophy, and oversee the development and implementation of AIG's compensation programs, and periodically evaluate the competitiveness of its compensation program in relation to its chosen peer group, taking into account AIG's relative size and performance.

B.	To review and approve performance measures and goals and objectives relevant to the compensation of the Chief Executive Officer and other senior executives under its purview, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and determine and approve either as a committee or together with the other independent directors (as directed by the Board) the Chief Executive Officer's compensation, including salary, bonus, and incentive or equity compensation, based on this evaluation.

C.	To make recommendations to the Board with respect to AIG's compensation plans and equity-based plans, discharge any responsibilities imposed on the Committee by any of these plans, oversee the activities of the individuals and committees responsible for administering these plans and approve any new equity compensation plan or any material change to an existing equity compensation plan where shareholder approval has not been obtained.

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D.	In consultation with senior management, to oversee regulatory compliance with respect to compensation matters.

E.	To review and approve any hiring and severance or similar termination payments proposed to be made by AIG to any prospective, current or former senior executive of AIG under its purview.

F.	To review and approve any special benefits and executive perquisites in effect for senior executives and other aspects of executive compensation and employment policies.

G.	To oversee AIG's employee compensation programs below the senior executive level.

H.	To review and report to the Board on AIG's management development and succession planning programs

I.	To exercise such other powers and authority as the Board shall, from time to time, confer upon it.

V. Committee Reports

      The Committee shall prepare the following reports and provide them to the Board:

A.	A Compensation Committee Report on Executive Compensation as required by the SEC to be included in AIG's annual proxy statement, in accordance with applicable SEC rules and regulations.

B.	A summary of the actions taken at each Committee meeting.

VI. Committee Self-Assessment

      The Committee shall conduct an annual evaluation of its performance and report the results of such review to the Board. In connection with that annual review, the Committee shall also recommend to the Board any modifications of this Charter that the Committee deems necessary or appropriate. The format of the self assessment shall be determined by the Committee.

VII. Resources and Authority of the Committee

      The Committee shall have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting, and other advisors to assist it. In performing its functions, the Committee is entitled to rely on the findings of fact, advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Committee may retain, if appropriate, independent legal, accounting, and other advisors to assist it, and may determine the compensation of such advisors, and AIG shall be responsible for any costs or expenses so incurred.

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APPENDIX D

AMERICAN INTERNATIONAL GROUP, INC.
AUDIT COMMITTEE CHARTER
(Amended March 15, 2006)

I. Purpose of the Audit Committee

      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of American International Group, Inc. (“AIG”) assists the Board in its oversight of (i) the integrity of AIG's financial statements, (ii) AIG's compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of AIG's independent auditor and (iv) the performance of AIG's internal audit function.

II. Responsibilities

      AIG's business is managed under the oversight of the Board and the various committees of the Board, including the Committee. The primary responsibility of the Committee is to exercise its business judgment in carrying out the responsibilities described in this Charter in a manner the Committee members believe to be in the best interests of AIG and its shareholders.

      The preparation of AIG's financial statements in accordance with generally accepted accounting principles is the responsibility of management. The independent auditor is responsible for the planning and conduct of audits and determining whether the financial statements present fairly in all material respects AIG's financial position and results of operations.

III. Committee Membership

      The Committee shall be comprised of at least three directors, each of whom shall serve at the pleasure of the Board and be “independent” under the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, Inc. (“NYSE”) listing standards. The Board shall appoint a Chairman of the Committee (“Chairman”).

      Each member of the Committee shall be “financially literate” and at least one member of the Committee shall have “accounting or related financial management expertise” in accordance with the NYSE listing standards. The Chairman and a majority of the members of the Committee shall be “Audit Committee Financial Experts” as defined in Section 401(h) of Regulation S-K promulgated by the SEC.

      No Committee member shall simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that Committee member effectively to serve on the Committee.

      Determinations of independence, audit committee financial expertise, financial literacy and accounting or related financial management expertise shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with applicable law and SEC and NYSE rules, regulations and standards.

IV. Organization

      The Committee will meet at least once every fiscal quarter or more frequently as it deems necessary or appropriate to carry out its responsibilities.

      The Chairman shall, in consultation with other Committee members, set the agenda for and preside at meetings of the Committee. The Secretary of AIG or another designated individual shall record and keep minutes of all Committee meetings.

V. Relationship with Independent Auditor

A.	The independent auditor for AIG is accountable to the Board and the Committee, as representatives of the shareholders. The Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) and any other registered public accounting firm retained for the purpose of preparing or issuing an audit report or performing other audit, review, or attestation services for AIG, and the independent auditor shall report directly to the Committee.

B.	The Committee shall discuss with the independent auditor, on at least an annual basis, the matters required to be discussed by (1) Statement on Auditing Standards Standard No. 61, as it may be amended, relating to the conduct of the audit and (2) Statement on Auditing Standards Standard No. 100, as it may be amended (“SAS 100”), relating to the conduct of a review of interim financial information.

C.	The Committee shall review with the independent auditor the items as to which the independent auditor is required to report to the Committee pursuant to Section 10A(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules and regulations promulgated thereunder, as in effect from time to time. These include (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, (3) the ramifications of the use of such alternative disclosures and treatment, (4) the treatment preferred by the independent auditor and (5) other material written communications between the independent auditor and management.

D.	The Committee shall review with the independent auditor (1) any management letter provided by the independent auditor and management's response thereto, (2) a summary of the major audit reports issued by the internal auditor department and management's response thereto, (3) any accounting adjustments that were noted or proposed by the independent auditor but were “passed” (as immaterial or otherwise) and (4) any significant written communications between the audit team and the independent auditor's national office with respect to auditing or accounting issues in connection with the engagement.

E.	The Committee shall review with the independent auditor the responsibilities, budget, and staffing of AIG's internal audit function.

F.	The Committee shall review with the independent auditor audit problems or difficulties encountered by the independent auditor in the course of its annual audit work and management's response, including any restrictions on the scope of the independent auditor's activities or access to required information, and any significant disagreements with management.

G.	The Committee shall obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

H.	As required by the NYSE, the Committee shall, at least annually, obtain and review a report by the independent auditor describing (1) the firm's internal quality-control procedures, (2) any material issues raised by (a) the most recent internal quality-control review (or peer review) of the firm or (b) any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (3) all relationships between the independent auditor and AIG, including the matters set forth in the letter provided by the independent auditor pursuant to Independence Standards Board Standard No. 1, to enable the Committee to assess the independent auditor's independence.

I.	The independent auditor shall submit to the Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditor: (1) the audit of AIG's annual financial statements and the reviews of the financial statements included in AIG's Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements; (2) assurance and related services not included in clause (1) that are reasonably related to the performance of the audit or review of AIG's financial statements, in the aggregate and by each service; (3) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (4) all other products and services rendered by the independent auditor, in the aggregate and by each service.

J.	The Committee shall at least annually evaluate the qualifications, performance, and independence of the independent auditor, including the lead partner of the independent audit (in each case, in light of SEC and NYSE independence and other applicable standards then in effect). In this regard, the Committee will consider whether the provision of permitted non-audit services is compatible with maintaining the independent auditor's independence.

The Committee shall assure the regular rotation of the lead audit partner as required by law and shall consider and discuss with management whether there should be a regular rotation of the independent auditor itself.

K.	The Committee shall present its conclusions with respect to the independent auditor to the Board at least annually.

L.	The Committee shall set clear policies for AIG's hiring of employees or former employees of the independent auditor.

VI. Financial Disclosure

A.	The Committee shall meet with the independent auditor and AIG's internal auditors, prior to the commencement of the annual audit, to review the planning and scope of the audit.

B.	The Committee shall generally discuss the type and presentation of information to be included in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. It is not expected that the Committee will pre-approve each such release or guidance. The Committee shall discuss AIG's quarterly earnings press releases with management and the independent auditor prior to public release.

C.	The Committee shall discuss generally with management and the independent auditor the annual audited financial statements and the quarterly financial statements, including AIG's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations”. The Committee shall also review AIG's disclosure controls and procedures with management on a quarterly basis. The Committee shall recommend to the Board whether the audited financial statements should be included in AIG's Annual Report on Form 10-K.

D.	The Committee shall discuss with management, the internal auditors, and the independent auditor major issues regarding accounting principles and financial statement presentations, including (1) any significant change in AIG's selection or application of accounting principles, (2) any major issues relating to the adequacy of AIG's internal controls, (3) any audit steps adopted in light of material control deficiencies, (4) the effect of regulatory and accounting initiatives on AIG's financial statements, (5) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of AIG's financial statements and (6) any fraud, material or otherwise, that involved management or other employees who have a significant role in AIG's internal controls and that have come to the attention of management, the internal auditors or the independent auditor.

VII. Communication with Management and Employees

A.	The Committee shall review with AIG's General Counsel legal, compliance or regulatory matters that may have a material impact on AIG's business, financial statements or compliance policies and any material reports or inquiries received from regulators and government agencies.

B.	The Committee will meet at least quarterly in separate private sessions with management, the director of the internal auditing department, and the independent auditor to discuss any matters that the Committee believes appropriate. The Committee may request any officer or employee of AIG or its subsidiaries, AIG's outside counsel, or independent auditor to attend a meeting of the Committee or to meet with any members of, or experts and advisors to, the Committee.

C.	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters and for the confidential and anonymous submission by AIG employees of concerns regarding accounting or auditing matters.

VIII. Other Responsibilities

A.	The Committee shall review the organization of the internal audit department, the adequacy of its resources, and the competence of its staff. The Committee shall (1) review and approve the appointment, replacement, reassignment or dismissal of the chief internal auditor, who shall report directly to the Committee, (2) be involved in performance reviews of the chief internal auditor, and (3) be involved in reviewing the compensation of the chief internal auditor.

B.	The Committee shall prepare any report or other disclosure required to be prepared by the Committee pursuant to the rules of the SEC for inclusion in AIG's annual proxy statement.

C.	The Committee shall discuss the guidelines and policies governing the process by which senior management of AIG and the relevant operations of AIG assess and manage AIG's exposure to risk, as well as AIG's major financial risk exposures, and the steps management has taken to monitor and control such exposures.

D.	The Committee shall pre-approve all audit and permitted non-audit services from the independent auditor as required by SEC rules.

E.	The Committee may delegate authority to individual Committee members, as the Committee deems appropriate, and shall review the actions of such individuals as appropriate. The Chairman is delegated the authority to discuss with the independent auditor the matters required to be discussed by SAS 100.

F.	The Committee shall report regularly to the Board. The Committee shall review with the Board any issues that arise with respect to the quality or integrity of AIG's financial statements, AIG's compliance with legal or regulatory requirements, the performance and independence of AIG's independent auditor, and the performance of the internal audit function.

G.	The Committee shall exercise such other powers and authority as the Board shall, from time to time, confer upon it.

IX. Committee Self-Assessment

      The Committee shall conduct an annual evaluation of its performance and report the results of such review to the Board. In connection with that annual review, the Committee shall also recommend to the Board any modifications of this Charter that the Committee deems necessary or appropriate. The format of the self-assessment shall be determined by the Committee.

X. Resources and Authority of the Committee

      The Committee shall have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting, and other advisors to assist it. In performing its functions, the Committee is entitled to rely on the findings of fact, advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Committee may retain, if appropriate, independent legal, accounting, and other advisors to assist it, and may determine the compensation of such advisors, and AIG shall be responsible for any costs or expenses so incurred.

APPENDIX E

AMERICAN INTERNATIONAL GROUP, INC.
PUBLIC POLICY AND SOCIAL RESPONSIBILITY COMMITTEE CHARTER
(Amended March 15, 2006)

I. Purpose of Committee

      The Public Policy and Social Responsibility Committee (the “Committee”) of the Board of Directors (the “Board”) is responsible for reviewing the position and policies of American International Group, Inc. (“AIG”) that relate to current and emerging corporate social responsibility and political and public policy issues of significance to AIG, that may affect AIG's business operations, performance or corporate reputation.

II. Committee Membership

      The Committee shall be comprised of at least three directors, a majority of which shall be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange, Inc. (“Independent”), each of whom shall serve at the pleasure of the Board. The members of the Committee should be appointed by the Board upon recommendation of the Nominating and Corporate Governance Committee. The Board shall appoint a Chairman of the Committee, who shall be Independent.

III. Organization

      The Committee will meet at least four times each year or more frequently as it deems necessary or appropriate to carry out its responsibilities. Three directors, including the Chairman, shall constitute a quorum for the transaction of Committee business.

      The Chairman shall, in consultation with other Committee members, set the agenda for and preside at meetings of the Committee. The Secretary of AIG or another designated individual shall record and keep minutes of all Committee meetings.

IV. Committee Duties and Responsibilities

      The duties and responsibilities of the Committee are to review and, if necessary, report to the Board with respect to the following:

A.	Trends in legislation, regulation, and emerging public policy issues that may affect AIG's business operations, performance, or corporate reputation;

B.	AIG's position on key public policy issues under consideration in legislative, regulatory and judicial forums;

C.	The manner in which AIG conducts its public policies, social and environmental practices, government relations activities, and other issues related or important to AIG's employees, shareholders, customers, vendors and the countries in which AIG does business, in furtherance of its corporate social responsibility;

D.	AIG's support of charitable and educational or other non-profit organizations and activities, including the AIG Disaster Relief Fund—New York and AIG Foundation, Inc., in furtherance of its corporate social responsibility;

E.	AIG's relationships with public interest groups, legislatures and government agencies, as well as with AIG's employees, customers, shareholders, vendors and the communities in which we do business; and how those constituencies view AIG as those relationships relate to issues of public policy and social responsibility;

F.	Shareholder proposals involving issues of public policy and social responsibility and to make recommendations to the Board regarding AIG's response to these proposals.

V. Committee Self-Assessment

      The Committee shall conduct an annual evaluation of its performance and report the results of such review to the Board. In connection with that annual review, the Committee shall also recommend to the Board any

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modifications of this Charter that the Committee deems necessary or appropriate. The format of the self-assessment shall be determined by the Committee.

VI. Resources and Authority of the Committee

      The Committee shall have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting, and other advisors to assist it. In performing its functions, the Committee is entitled to rely on the findings of fact, advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Committee may retain, if appropriate, independent legal, accounting, and other advisors to assist it, and may determine the compensation of such advisors, and AIG shall be responsible for any costs or expenses so incurred.

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APPENDIX F

AMERICAN INTERNATIONAL GROUP, INC.
REGULATORY, COMPLIANCE AND LEGAL COMMITTEE CHARTER
(Amended March 15, 2006)

I. Purpose of Committee

      The Regulatory, Compliance and Legal Committee (the “Committee”) of the Board of Directors (the “Board”) of American International Group, Inc. (“AIG”) assists the Board in its oversight of AIG's handling of legal, regulatory and compliance matters. The Committee has the authority to take such steps as it deems necessary and appropriate in providing such oversight, but the Board reserves the right to approve the settlement or disposition of any legal, regulatory or compliance matter that requires Board involvement or action.

II. Committee Membership

      The Committee shall be comprised of at least three non-management directors, each of whom shall serve at the pleasure of the Board and a majority of whom shall be “independent” under the rules of the New York Stock Exchange, Inc. (“NYSE”). The Board shall appoint a Chairman of the Committee.

      Determinations of independence shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with applicable law and regulation and Securities and Exchange Commission (“SEC”) and NYSE rules and standards.

III. Organization

      The Committee will meet at least four times a year or more frequently as it deems necessary or appropriate to carry out its responsibilities.

      The Chairman shall in consultation with other Committee members, set the agenda for and preside at meetings of the Committee. The Secretary of AIG or another designated individual shall record and keep minutes of all Committee meetings.

IV. Committee Duties and Responsibilities

      The following are the duties and responsibilities of the Committee:

A.	To review periodically with management, including the General Counsel, the Chief Compliance Officer and the Chief Regulatory Officer, if any, any correspondence with, or other action by, regulators or governmental agencies, any significant legal matters and AIG's compliance with applicable law and regulation.

B.	Jointly with the Audit Committee of the Board, to review periodically with the Chief Internal Auditor the communication and coordination between AIG's internal audit and legal, regulatory and compliance functions.

C.	To take any actions which the Committee deems necessary and appropriate on behalf of the Board in connection with the indemnification of directors, officers and employees pursuant to AIG's Restated Certificate of Incorporation, as amended and By-Laws, including the advancement of legal fees and expenses in any pending or threatened legal action or proceeding.

D.	Through one or more of its members, to serve as the representative of the Board to AIG's regulators, enabling direct communication from regulators to the Board on matters deemed appropriate by such regulators.

E.	To oversee the development of such compliance policies and procedures as management and the Board consider appropriate or necessary.

F.	To review periodically the implementation and effectiveness of AIG's compliance program, including violations of AIG's Code of Conduct and AIG's Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics;

G.	To establish and maintain procedures for the receipt, retention and treatment of complaints received by AIG regarding compliance related matters whether through the AIG Compliance Help Line or otherwise; and

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H.	To oversee the education and training of, and communications with, employees to ensure that AIG's policies and procedures on compliance are properly disseminated, understood and followed.

      Other Duties and Responsibilities.

A.	To present a summary of the actions taken at each Committee meeting to the Board.

B.	To exercise such other powers and authority as the Board shall, from time to time, confer upon it.

V. Committee Self-Assessment

      The Committee shall conduct an annual evaluation of its performance and report the results of such review to the Board. In connection with that annual review, the Committee shall also recommend to the Board any modifications of this Charter that the Committee deems necessary or appropriate. The format of the self-assessment shall be determined by the Committee.

VI. Resources and Authority of the Committee

      The Committee shall have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting, and other advisors to assist it. In performing its functions, the Committee is entitled to rely on the findings of fact, advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Committee may retain, if appropriate, independent legal, accounting, and other advisors to assist it, and may determine the compensation of such advisors, and AIG shall be responsible for any costs or expenses so incurred.

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APPENDIX G

AMERICAN INTERNATIONAL GROUP, INC.
EXECUTIVE INCENTIVE PLAN

1. PURPOSE

      The Compensation Committee of the Board of Directors (the “Committee”) of American International Group, Inc. (“AIG”) has determined that certain key employees of AIG and its subsidiaries (together, the “Employer”) contribute substantially to the long-term growth and profitability of AIG. AIG has created this AIG Executive Incentive Plan (this “Plan”) to reward these individuals and to provide incentives for their continued contribution to the long-term performance of AIG. It is also intended that all Incentive Award Amounts (as defined in Section 4) payable or provided for under this Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code (the “Code”), and the regulations thereunder, and this Plan will be interpreted accordingly.

2. PERFORMANCE PERIODS

      This Plan will operate for successive one year periods (each a “Performance Period”). The first Performance Period will run from January 1, 2006 through December 31, 2006. Thereafter, each Performance Period will be for successive calendar year periods.

3. PARTICIPATION

      A. Participants. Before the 90th day after the beginning of the Performance Period, or otherwise in a manner consistent with Treasury Regulation 1.162-27(e)(2) (the “Establishment Date”), the Committee will designate those individuals who will participate in this Plan for each Performance Period (the “Participants”). The names of the Participants will be set forth on a schedule (the “Performance Period Schedule”).

      B. Changes During a Performance Period. Except as provided below, the Committee will have the authority at any time (1) during the Performance Period to remove Participants from this Plan for that Performance Period and (2) before the Establishment Date to add Participants to this Plan for a particular Performance Period. The Committee will amend the Performance Period Schedule to reflect an individual's addition to, or removal from, this Plan.

4. PERFORMANCE INCENTIVE AWARD AMOUNTS

      A. Calculation. Each Participant may be paid or provided with an incentive award amount under this Plan equal to 0.3% of AIG's Adjusted Net Income with respect to each Performance Period. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce the incentive award amount for any Participant for a particular Performance Period at any time prior to the payment of incentive awards to Participants pursuant to Section 5 (a Participant's incentive award for each Performance Period, as so reduced, the “Incentive Award Amount”).

      For purposes of this Plan, “Adjusted Net Income” will be the net income of AIG and subsidiaries, determined on a consolidated basis in accordance with U.S. Generally Accepted Accounting Principles (1) without giving effect to (a) realized capital gains or losses, net of tax; (b) the cumulative effect of changes in accounting treatment during the relevant periods, net of tax; (c) the cumulative effect of changes in tax laws during the relevant period; (d) FAS 133 gains and losses, excluding realized capital gains or losses, net of tax; or (e) extraordinary items related to acquisition, restructuring and related charges, net of tax; or (f) other extraordinary items and any other unusual or non-recurring items of loss or expense, net of tax and (2) with adjustments in the case of cash acquisitions in excess of $5 billion to equalize the effect of acquisitions for cash and acquisitions for AIG common stock.

      B. Certification. Following the completion of each Performance Period, the Committee will certify in writing AIG's Adjusted Net Income for such Performance Period.

      C. Termination During a Performance Period. If a Participant's employment with the Employer terminates for any reason before the end of a Performance Period, unless otherwise provided in the Performance Period Schedule, the Committee will have the discretion to determine whether (1) such Participant will be entitled to any Incentive Award Amount, (2) such Participant's Incentive Award Amount will be reduced on a pro-rata basis to reflect the portion of such Performance Period the Participant was employed by the Employer or (3) to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant's employment.

5. FORM OF PAYMENT OF INCENTIVE AWARD AMOUNT

      A. Range of Awards. Each Participant's Incentive Award Amount will be payable or provided for, in the sole discretion of the Committee, in cash, deferred cash-based awards and/or equity-based awards. By way of example, and without limitation, a Participant's Incentive Award Amount may be paid or provided for in the form of annual cash bonuses, the grant of vested or unvested equity-based awards, the payment or accrual of long-term cash bonus amounts under the AIG Senior Partners Plan or the grant or accrual of long-term equity-based amounts under the AIG Partners Plan, in each case for the current period or for future periods.

      B. Interaction with Sub-Plans. From time to time, the Committee may designate other Employer compensation plans that will operate as sub-plans under this Plan (each such Plan, a “Sub-Plan”). For any Participant who also participates in a Sub-Plan, awards under the Sub-Plan will be earned during a Performance Period only to the extent that the Committee determines to pay or provide for the Participant's Incentive Award Amount through awards earned under the Sub-Plan. To the extent the Committee does not determine to so pay or provide for a Participant's Incentive Award Amount or a Participant's Incentive Award Amount is insufficient for this purpose, the Participant will not earn an award under the Sub-Plan (without regard to whether non-Participants earn awards under the Sub-Plan during the relevant Period).

      C. Valuation of Equity Awards. For the purpose of paying or providing for a Participant's Incentive Award Amount, (1) the accrued or awarded cash value at the end of the Performance Period will be used to value any long-term cash based awards, (2) the closing price of the AIG common stock on the last trading day of the Performance Period will be used as the value of each AIG equity-based award which is based upon the full value of a share of common stock and (3) the fair value (based on the methodology used by AIG with respect to the Performance Period in its financial statements and on closing price of AIG common stock on the date of grant) will be used as the value of each AIG stock option or stock appreciation right (to the extent any such award would be awarded pursuant to Section 5A).

      D. Terms of Awards. Any award which is paid or provided for in respect of a Participant's Incentive Award Amount will be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of any plan (including any Sub-Plan) under which such award is granted may determine.

6. ADMINISTRATION OF THIS PLAN

      A. General. This Plan will be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder (and no such attempted delegation will be effective) if such delegation would cause any Incentive Award Amount payable or provided for under this Plan not to be considered performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder, and any such attempted delegation will be void ab initio. The Committee will have power to interpret this Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which will, unless otherwise determined by the Committee, be final, binding and conclusive.

      B. Non-Uniform Determinations. To the extent permitted by Section 162(m)(4)(C) of the Code and the regulations thereunder, the Committee's determinations under this Plan need not be uniform and may be made by it selectively among Participants (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to (1) the persons to become Participants, (2) the reduction in a Participant's Incentive Award Amount for each Performance Period and (3) whether employment with the Employer has been terminated for purposes of this Plan.

      C. Amendments. The Board will have the power to amend this Plan in any manner and at any time, including in a manner adverse to the rights of the Participants. Unless the Committee determines that the Incentive Award Amounts under this Plan should not constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require shareholder approval in order for Incentive Award Amounts paid pursuant to this Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code will be effective without the approval of the shareholders of AIG as required by Section 162(m) of the Code and the regulations thereunder.

      D. No Liability. No member of the Board of Directors of AIG or the Committee or any employee of the Employer (each a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant's participation in it. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with AIG's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG's choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG's Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

7. GENERAL RULES

      A. No Funding. AIG will be under no obligation to fund or set aside amounts to pay obligations under this Plan. Participants will have no rights to any amounts under this Plan other than as a general unsecured creditor of AIG.

      B. Tax Withholding. As a condition to the payment of any amount under this Plan or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation (1) AIG may deduct or withhold (or cause to be deducted or withheld) from any payment to a Participant whether or not pursuant to this Plan or (2) the Committee will be entitled to require that the Participant remit cash to AIG (through payroll deduction or otherwise), in each case, in an amount sufficient in the opinion of AIG to satisfy such withholding obligation.

      C. No Rights to Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts AIG may have with any employees or group of employees of AIG or its subsidiaries.

      D. No Effect on Benefits. Grants and payments under this Plan will constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Employer or under any agreement with a Participant, unless the Employer specifically provides otherwise.

      E. Section 409A Payment Delay. Notwithstanding any provision to the contrary in this Plan, to the extent any payment to be made to a Participant in connection with the Participant's termination of service with the Employer would be subject to the additional tax of Section 409A of the Internal Revenue Code (the “Code”), the payment will be delayed until six months after a Participant's termination of service with the Employer (or earlier death or disability (within the meaning of Section 409A of the Code)).

      F. Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

      G. Entire Agreement. This Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

      H. Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Committee to be a Participant he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant's participation hereunder, he or she expressly waives any right to contest the amount of any Incentive Award Amounts, the terms of this Plan, any determination, action or omission hereunder by the Committee or AIG or any amendment to this Plan.

      I. No Third Party Beneficiaries. Except as expressly provided therein, this Plan will not confer on any person other than AIG and the Participant any rights or remedies thereunder. The exculpation and indemnification provisions of Section 6D will inure to the benefit of a Covered Person's estate and beneficiaries and legatees.

      J. AIG's Successors and Assigns. The terms of this Plan will be binding upon and inure to the benefit of AIG and its successors and assigns.

      K. Right of Offset. AIG will have the right to offset against the obligation to pay an amount to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to it pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Employer.

      L. Nonassignability. A Participant's rights under this Plan will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section 7L will be null and void and any rights which are hedged in any manner will immediately be forfeited.

      M. Right to Discharge. Nothing contained in this Plan will confer on any Participant any right to be continued in the employ of the Employer or to be included in any future plans of a similar nature.

      N. Consent. If the Committee will at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any right, the making of any determination or the payment of any amount under this Plan, or the taking of any other action thereunder (each such action, a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee.

The term “consent” as used in this paragraph includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee.

8. DISPUTES

      A. Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

      B. Dispute Resolution and Related Provisions. AIG agrees to the following provisions. By the acceptance of any Incentive Award Amount, each Participant agrees to accept the provisions of this Plan, including, without limitations, the following:

(1) Arbitration. Subject to the provisions of this Section 8, any dispute, controversy or claim between AIG and a Participant, arising out of or relating to or concerning this Plan or any Incentive Award Amount will be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

(2) Jurisdiction. AIG and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Plan or any Incentive Award Amount that are not otherwise arbitrated or resolved according to Section 8B(1). AIG and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant's relationship with AIG.

(3) Waiver. AIG and each Participant waive, to the fullest extent permitted by applicable law, any objection which AIG and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 8B(2). AIG and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any Incentive Award Amount in any forum other than a forum described in Section 8B(2).

(4) Service of Process. Each Participant irrevocably appoints the Secretary of AIG at 70 Pine Street, New York, New York 10270, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any Incentive Award Amount that are not otherwise arbitrated or resolved according to Section 8B(1). The Secretary will promptly advise the Participant of any such service of process.

      C. Confidentiality. By the acceptance of any Incentive Award Amount, each Participant agrees to keep confidential any information concerning any grant made under this Plan and any dispute, controversy or claim relating to this Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant's legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

9. TERM OF PLAN

      This Plan will continue until suspended or terminated by the Board in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A of the Code.

10. DATE OF ADOPTION AND SUBJECT TO SHAREHOLDER APPROVAL

      A. Adoption. This Plan was adopted on March 15, 2006 by the Board of Directors of AIG.

      B. Contingent upon Shareholder Approval. This Plan was adopted subject to the approval of the shareholders of AIG at AIG's 2006 Annual Meeting in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4). If this Plan is not so approved by the AIG shareholders, no Incentive Award Amounts will be payable hereunder.

      C. Effect on Other Plans. If this Plan is not approved by the AIG shareholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), pursuant to (i) Section 9O of the AIG Senior Partners Plan, the SPUs of any Participant will terminate and no further Weighted-Average SPU Values (each as defined in the Senior Partners Plan) will accrue under such plan for any Participant and (ii) Section 8O of the AIG Partners Plan, the Performance RSUs awarded to any Participant will terminate and no further RSUs (each as defined in the Partners Plan) will accrue under such plan for any Participant.

American International Group, Inc.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the Election of Directors.
1.	Election of Directors.
Nominees are:
	01 - Pei-yuan Chia	02 - Marshall A. Cohen	03 - Martin S. Feldstein	04 - Ellen V. Futter	05 - Stephen L. Hammerman
	06 - Richard C. Holbrooke	07 - Fred H. Langhammer	08 - George L. Miles, Jr.	09 - Morris W. Offit	10 - James F. Orr III
	11 - Martin J. Sullivan	12 - Michael H. Sutton	13 - Edmund S.W. Tse	14 - Robert B. Willumstad	15 - Frank G. Zarb

☐ To Vote FOR All Nominees	☐ To WITHHOLD Vote From All Nominees	01 -	☐	02 -	☐	03 -	☐	04 -	☐	05 -	☐

☐ For All Except -	To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box at right from the list above.	06 -	☐	07 -	☐	08 -	☐	09 -	☐	10 -	☐
		11 -	☐	12 -	☐	13 -	☐	14 -	☐	15 -	☐

B	Proposals
The Board of Directors recommends a vote FOR proposals 2 and 3.
		For	Against	Abstain
2.	Ratification of the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2006.	☐	☐	☐

3.	Adoption of an Executive Incentive Plan.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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002CS40034                         00JOXH

Proxy

Meeting Details

American International Group, Inc.
72 Wall Street, Eighth Floor
New York, New York 10270

Proxy Solicited by Board of Directors for Annual Meeting - May 17, 2006

Martin J. Sullivan and Steven J. Bensinger, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held on May 17, 2006 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the instructions provided by the shareholder. If no such instructions are provided, the Proxies will have authority to vote FOR ALL Nominees for election, FOR Item 2 and FOR Item 3 and otherwise as determined in their discretion.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet. Available 24 hours a day 7 days a week.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 12:00 a.m., Eastern Time, on May 17, 2006.
THANK YOU FOR VOTING

00JOXG